Exhibit 99.3

PRO FORMA VALUATION REPORT

PEOPLES FEDERAL BANCSHARES, INC.

Brighton, Massachusetts

PROPOSED HOLDING COMPANY FOR:

PEOPLES FEDERAL SAVINGS BANK

Brighton, Massachusetts

Dated As Of:

February 26, 2010

Prepared By:

RP® Financial, LC.

1700 North Moore Street

Suite 2210

Arlington, Virginia 22209

February 26, 2010

Boards of Directors

Peoples Federal MHC

Peoples Federal Bancorp, Inc.

Peoples Federal Savings Bank

435 Market Street

Brighton, Massachusetts 02135

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

This Appraisal is furnished pursuant to the conversion regulations promulgated by the Office of Thrift Supervision (“OTS”). Specifically, this Appraisal has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” as set forth by the OTS, and applicable regulatory interpretations thereof.

Description of Plan of Conversion and Reorganization

On February 16, 2010, the Board of Directors of Peoples Federal MHC, Brighton, Massachusetts (the “MHC”), a mutual holding company that owns all of the outstanding shares of common stock of Peoples Federal Bancorp, Inc. (“Peoples Federal Bancorp”), adopted the plan of conversion and reorganization, whereby the MHC will convert to stock form. As a result of the conversion, Peoples Federal Bancorp, which currently owns all of the issued and outstanding common stock of Peoples Federal Savings Bank will be succeed by a Maryland corporation with the name of Peoples Federal Bancshares, Inc. (“Peoples Federal Bancshares” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Peoples Federal Bancshares or the Company.

Peoples Federal Bancshares will offer its common stock in a subscription offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including Peoples Federal Savings Bank’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after

Washington Headquarters Three Ballston Plaza 1100 North Glebe Road, Suite 1100 Arlington, VA 22201 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com

Boards of Directors

February 26, 2010

satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Peoples Federal Savings Bank and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Peoples Federal Bancshares may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

The plan of conversion and reorganization provides for the establishment of Peoples Federal Savings Bank Charitable Foundation (the “Foundation”). The Foundation will be funded with Peoples Federal Bancshares common stock contributed by the Company in an amount equal to 8.0% of the shares of common stock issued in the offering. The purpose of the Foundation is to provide financial support to charitable organizations in the communities in which Peoples Federal Savings Bank operates and to enable those communities to share in Peoples Federal Savings Bank’s long-term growth. The Foundation will be dedicated completely to community activities and the promotion of charitable causes.

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. For its appraisal services, RP Financial is being compensated on a fixed fee basis for the original appraisal and for any subsequent updates, and such fees are payable regardless of the valuation conclusion or the completion of the conversion offering transaction. We believe that we are independent of the Company, Peoples Federal Savings Bank, the MHC and the other parties engaged by Peoples Federal Savings Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of Peoples Federal Bancshares, Peoples Federal Savings Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”). We have conducted a financial analysis of the Company that has included a

Boards of Directors

February 26, 2010

review of audited financial information for the past five years through the fiscal year ended September 30, 2009 and a review of various unaudited information and internal financial reports through December 31, 2009. We have also conducted due diligence related discussions with Peoples Federal Bancshares’ management; Shatswell, MacLeod & Company, P.C., Peoples Federal Bancshares’ independent auditor; Luse Gorman Pomerenk & Schick, P.C., Peoples Federal Bancshares’ conversion counsel; and Sandler O’Neill & Partners, LLP, Peoples Federal Bancshares’ financial and marketing advisor in connection with the stock offering. All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Peoples Federal Bancshares operates and have assessed the Company’s relative strengths and weaknesses. We have monitored all material regulatory and legislative actions affecting financial institutions generally and analyzed the potential impact of such developments on Peoples Federal Bancshares and the industry as a whole to the extent we were aware of such matters. We have analyzed the potential effects of the stock conversion on the Company’s operating characteristics and financial performance as they relate to the pro forma market value of Peoples Federal Bancshares. We have reviewed the economy and demographic characteristics of the primary market area in which the Company currently operates. We have compared Peoples Federal Bancshares’ financial performance and condition with publicly-traded thrift institutions evaluated and selected in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed conditions in the securities markets in general and the market for thrifts and thrift holding companies, including the market for new issues.

The Appraisal is based on Peoples Federal Bancshares’ representation that the information contained in the regulatory applications and additional information furnished to us by the Company and its independent auditors, legal counsel, investment bankers and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Company, or its independent auditors, legal counsel, investment bankers and other authorized agents nor did we independently value the assets or liabilities of Peoples Federal Bancshares. The valuation considers Peoples Federal Bancshares only as a going concern and should not be considered as an indication of the Company’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Company and for all thrifts and their holding companies. Changes in the local and national economy, the federal and state legislative and regulatory

Boards of Directors

February 26, 2010

environments for financial institutions, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Company’s value alone. It is our understanding that Peoples Federal Bancshares intends to remain an independent institution and there are no current plans for selling control of the Company as a converted institution. To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which the Company’s stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of February 26, 2010, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $54,000,000 at the midpoint, equal to 5,400,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $45,900,000 and a maximum value of $62,100,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 4,590,000 at the minimum and 6,210,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $71,415,000 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 7,141,500. Based on this valuation range, the offering range is as follows: $42,500,000 at the minimum, $50,000,000 at the midpoint, $57,500,000 at the maximum and $66,125,000 at the supermaximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 4,250,000 at the minimum, 5,000,000 at the midpoint, 5,750,000 at the maximum and 6,612,500 at the supermaximum.

Limiting Factors and Considerations

The valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is determined in accordance with applicable OTS regulatory guidelines and is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof. The appraisal reflects only a valuation range as of this date for the pro forma market value of Peoples Federal Bancshares

Boards of Directors

February 26, 2010

immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market on the date of issuance of such securities or at anytime thereafter following the completion of the public stock offering.

The valuation prepared by RP Financial in accordance with applicable OTS regulatory guidelines was based on the financial condition and operations of Peoples Federal Bancshares as of December 31, 2009, the date of the financial data included in the prospectus.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its financial institution clients.

The valuation will be updated as provided for in the OTS conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the financial performance and condition of Peoples Federal Bancshares, management policies, and current conditions in the equity markets for thrift stocks, both existing issues and new issues. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the federal and state legislative and regulatory environments for financial institutions, the stock market, the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted,

RP® FINANCIAL, LC.

William E. Pommerening
Chief Executive Officer and Managing Director

Gregory E. Dunn
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS

PEOPLES FEDERAL BANCSHARES, INC.

PEOPLES FEDERAL SAVINGS BANK

Brighton, Massachusetts

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

Introduction		I.1
Plan of Conversion and Reorganization		I.1
Strategic Overview		I.2
Balance Sheet Trends		I.5
Income and Expense Trends		I.9
Interest Rate Risk Management		I.13
Lending Activities and Strategy		I.14
Asset Quality		I.17
Funding Composition and Strategy		I.18
Legal Proceedings		I.19

CHAPTER TWO	MARKET AREA

Introduction		II.1
National Economic Factors		II.1
Market Area Demographics		II.7
Local Economy		II.9
Unemployment Trends		II.11
Market Area Deposit Characteristics and Competition		II.11

CHAPTER THREE	PEER GROUP ANALYSIS

Peer Group Selection		III.1
Financial Condition		III.6
Income and Expense Components		III.9
Loan Composition		III.13
Interest Rate Risk		III.16
Credit Risk		III.16
Summary		III.18

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS

PEOPLES FEDERAL BANCSHARES, INC.

PEOPLES FEDERA SAVINGS BANK

Brighton, Massachusetts

(continued)

DESCRIPTION		PAGE NUMBER

CHAPTER FOUR	VALUATION ANALYSIS

Introduction		IV.1
Appraisal Guidelines		IV.1
RP Financial Approach to the Valuation		IV.1
Valuation Analysis		IV.2
1. Financial Condition		IV.3
2. Profitability, Growth and Viability of Earnings		IV.4
3. Asset Growth		IV.6
4. Primary Market Area		IV.7
5. Dividends		IV.8
6. Liquidity of the Shares		IV.9
7. Marketing of the Issue		IV.10
A. The Public Market		IV.10
B. The New Issue Market		IV.15
C. The Acquisition Market		IV.17
8. Management		IV.19
9. Effect of Government Regulation and Regulatory Reform		IV.19
Summary of Adjustments		IV.20
Valuation Approaches:		IV.20
1. Price-to-Earnings (“P/E”)		IV.22
2. Price-to-Book (“P/B”)		IV.24
3. Price-to-Assets (“P/A”)		IV.24
Comparison to Recent Offerings		IV.25
Valuation Conclusion		IV.25

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES

PEOPLES FEDERAL BANCSHARES, INC.

PEOPLES FEDERAL SAVINGS BANK

Brighton, Massachusetts

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheet Data	I.6
1.2	Historical Income Statements	I.10

2.1	Summary Demographic Data	II.8
2.2	Primary Market Area Employment Sectors	II.10
2.3	Unemployment Trends	II.11
2.4	Deposit Summary	II.12
2.5	Market Area Deposit Competitors	II.14

3.1	Peer Group of Publicly-Traded Thrifts	III.3
3.2	Balance Sheet Composition and Growth Rates	III.7
3.3	Income as a Pct. of Avg. Assets and Yields, Costs, Spreads	III.10
3.4	Loan Portfolio Composition and Related Information	III.14
3.5	Interest Rate Risk Measures and Net Interest Income Volatility	III.15
3.6	Credit Risk Measures and Related Information	III.17

4.1	Market Area Unemployment Rates	IV.8
4.2	Pricing Characteristics and After-Market Trends	IV.16
4.3	Market Pricing Comparatives	IV.18
4.4	Public Market Pricing	IV.23

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.1

I. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

Peoples Federal Savings Bank (“Peoples Federal” or the “Bank”), chartered in 1888, is a federally-chartered stock savings bank headquartered in Brighton, Massachusetts. In 2005, Peoples Federal reorganized into the mutual holding company structure, forming Peoples Federal MHC (the “MHC”). The MHC owns 100% of the outstanding common stock of Peoples Federal Bancorp, Inc. (“Peoples Federal Bancorp”), a federal corporation. Peoples Federal is the wholly owned subsidiary of Peoples Federal Bancorp. Peoples Federal serves the Boston metropolitan area through six banking offices located in the Massachusetts counties of Norfolk and Suffolk. A map of Peoples Federal’s office locations is provided in Exhibit I-1. Peoples Federal is a member of the Federal Home Loan Bank (“FHLB”) system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (“FDIC”). As of December 31, 2009, the MHC had consolidated total assets of $482.8 million, total deposits of $370.5 million and total equity of $51.7 million equal to 10.7% of total assets. The MHC’s audited financial statements are included by reference as Exhibit I-2.

Plan of Conversion and Reorganization

On February 16, 2010, the Board of Directors of the MHC adopted the plan of conversion and reorganization, whereby the MHC will convert to stock form. As a result of the conversion, Peoples Federal Bancorp, which currently owns all of the issued and outstanding common stock of Peoples Federal will be succeed by a Maryland corporation with the name of Peoples Federal Bancshares, Inc. (“Peoples Federal Bancshares” or the “Company”). Following the conversion, the MHC will no longer exist. For purposes of this document, the existing consolidated entity will hereinafter be referred to as Peoples Federal Bancshares or the Company.

Peoples Federal Bancshares will offer its common stock in a subscription offering

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.2

to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans including Peoples Federal’s employee stock ownership plan (the “ESOP”), Supplemental Eligible Account Holders and Other Members, as such terms are defined for purposes of applicable federal regulatory guidelines governing mutual-to-stock conversions. To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale to members of the general public in a community offering and/or a syndicated community offering. A portion of the net proceeds received from the sale of the common stock will be used to purchase all of the then to be issued and outstanding capital stock of Peoples Federal and the balance of the net proceeds will be retained by the Company.

At this time, no other activities are contemplated for the Company other than the ownership of the Bank, funding a loan to the newly-formed ESOP and reinvestment of the proceeds that are retained by the Company. In the future, Peoples Federal Bancshares may acquire or organize other operating subsidiaries, diversify into other banking-related activities, pay dividends or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Strategic Overview

Peoples Federal Bancshares maintains a local community banking emphasis, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Peoples Federal Bancshares’ operating strategy has been fairly reflective of a traditional thrift operating strategy, in which lending has emphasized originations of 1-4 family residential mortgage loans and funding has been largely generated through retail deposits. In recent years, the Company has supplemented originations of 1-4 family loans with purchases of such loans from other local financial institutions and mortgage lenders. The purchases loans are secured by residences in the Company’s market area.

In September 2007, the Company completed an acquisition of Brookline Co-operative Bank, a Massachusetts-chartered cooperative bank with $58.3 million in total assets, $7.9 million in capital and one full service branch office located in Brookline, Massachusetts. The merger was accounted for under the pooling method of accounting.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.3

Recent trends in the Company’s balance sheet show asset growth has been sustained by loan growth and an increase in liquidity, funded through growth of retail deposits. The Company maintains a diversified lending strategy, with 1-4 family permanent mortgage loans accounting for the largest concentration of the loan portfolio and primary source of loan growth. Loan growth strategies have been achieved without comprising credit quality; although, the Company has experienced some deterioration in credit quality during recent years, as the recession in the national economy impacted the Company’s lending markets.

Investments serve as a supplement to the Company’s lending activities, although in recent years the investment portfolio has been substantially liquidated. Proceeds from the sale of investments have been largely maintained in cash and cash equivalents for purposes of strengthening the Company’s liquidity and management of interest rate risk.

Recent asset growth has been primarily funded through deposit growth, which has been largely sustained through growth of money market deposit accounts. Growth of money market deposits has been facilitated by offering relatively attractive rates on those deposits. The Company utilizes borrowings as a supplemental funding source to facilitate management of funding costs and interest rate risk, with FHLB advances constituting the sources of borrowings utilized by the Company.

Peoples Federal Bancshares’ earnings base is largely dependent upon net interest income and operating expense levels. In recent periods, the Company has experienced some compression of the net interest margin, largely due to increased levels of very low yielding liquidity maintained on the balance sheet. Operating expenses have generally been maintained at moderate levels, with the higher cost of operating in a large metropolitan area being somewhat offset by limited diversification into areas the generate non-interest operating income. Accordingly, revenues derived from non-interest operating income sources have been a fairly stable, but somewhat limited contributor to the Company’s core earnings base.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.4

The post-offering business plan of the Company is expected to focus on operating and growing a profitable institution serving retail customers and businesses in local markets. Specifically, Peoples Federal Bancshares will continue to be an independent community-oriented financial institution with a commitment to local real estate and non-mortgage financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows. In addition, the Company will emphasize increasing the diversification of its loan portfolio composition with a particular emphasis on growth of commercial real estate lending relationships. The Company’s strategy is to emphasize growth of core deposits as the primary source to fund asset growth, pursuant to which the Company will seek to establish full service banking relationships with its commercial loan customers. Contemplated growth strategies are expected to improve interest rate spreads, as well as generate additional revenues from sources of non-interest operating income.

The Board of Directors has elected to complete a mutual-to-stock conversion to improve the competitive position of Peoples Federal Bancshares. The capital realized from the stock offering will increase the operating flexibility and overall financial strength of Peoples Federal Bancshares. The additional capital realized from stock proceeds will increase liquidity to support funding of future loan growth and other interest-earning assets. Peoples Federal Bancshares’ higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Company’s interest-earning-assets-to-interest-bearing-liabilities (“IEA/IBL”) ratio. The additional funds realized from the stock offering will provide an alternative funding source to deposits and borrowings in meeting the Company’s future funding needs, which may facilitate a reduction in Peoples Federal Bancshares’ funding costs. Additionally, Peoples Federal Bancshares’ higher equity-to-assets ratio will also better position the Company to take advantage of expansion opportunities as they arise. Such expansion would most likely occur through the establishment or acquisition of additional banking offices or customer facilities that would provide for further penetration in the markets currently served by the Company or nearby surrounding markets. The Company will also be better positioned to pursue growth through acquisition of other financial institutions or financial service providers following the stock offering, given its

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.5

strengthened capital position and its ability to offer stock as consideration. At this time, the Company has no specific plans for expansion, but as part of its business plan has identified expanding its branch network as a growth strategy to be pursued. The projected uses of proceeds are highlighted below.

•

Peoples Federal Bancshares, Inc. The Company is expected to retain up to 50% of the net offering proceeds. At present, funds at the Company level, net of the loan to the ESOP, are expected to be invested into short-term investment grade securities and liquid funds. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of cash dividends.

•

Peoples Federal Savings Bank. Approximately 50% of the net stock proceeds will be infused into the Bank in exchange for all of the Bank’s stock. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth over time.

Overall, it is the Company’s objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with Peoples Federal Bancshares’ operations.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five and one-quarter fiscal years. From fiscal year end 2005 through December 31, 2009, Peoples Federal Bancshares’ assets increased at a 6.9% annual rate. Asset growth was largely driven by loan growth and more recently the build-up of cash and cash equivalents. Asset growth was primarily funded by deposit growth supplemented with increased utilization of borrowings during fiscal years 2006 and 2008. A summary of Peoples Federal Bancshares’ key operating ratios for the past five fiscal years is presented in Exhibit I-3.

Peoples Federal Bancshares’ loans receivable portfolio increased at a 7.0% annual rate from fiscal year end 2005 through December 31, 2009, with the loan portfolio exhibiting the most significant growth during fiscal year 2008. The relatively strong loan growth during fiscal year 2008 was supported by purchases of 1-4 family, as the Company purchased $78 million of 1-4 family loans beginning in 2007 and through 2008. The loans receivable balance at December 31, 2009 was $370.5 million. The Company’s loan and asset growth rates were approximately the same during the period covered in Table 1.1 and, therefore, the loans-to-assets ratio of 77.4% at fiscal year end 2005 essentially matched the 77.5% loans-to-assets ratio maintained at December 31, 2009.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.6

Table 1.1

Peoples Federal Bancshares, Inc.

Historical Balance Sheet Data

													9/30/05- 12/31/09 Annual. Growth Rate
	At Fiscal Year Ended September 30,										At December 31,
	2005		2006		2007		2008		2009		2009
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$363,172	100.00%	$372,665	100.00%	$362,184	100.00%	$437,623	100.00%	$482,828	100.00%	$482,758	100.00%	6.93%
Cash and cash equivalents	22,942	6.32%	43,109	11.57%	28,003	7.73%	17,339	3.96%	88,634	18.36%	80,187	16.61%	34.24%
Investment securities	39,439	10.86%	24,135	6.48%	25,954	7.17%	22,149	5.06%	6,328	1.31%	955	0.20%	-58.33%
Loans receivable, net	281,044	77.39%	282,357	75.77%	284,906	78.66%	373,309	85.30%	362,667	75.11%	374,172	77.51%	6.97%
FHLB stock	2,682	0.74%	2,882	0.77%	2,760	0.76%	4,339	0.99%	4,339	0.90%	4,339	0.90%	11.99%
Bank-owned life insurance	6,215	1.71%	10,026	2.69%	10,439	2.88%	10,858	2.48%	11,249	2.33%	11,349	2.35%	15.22%
Deposits	$279,544	76.97%	$282,882	75.91%	$282,073	77.88%	$302,954	69.23%	$366,464	75.90%	$370,508	76.75%	6.85%
Borrowings	36,787	10.13%	41,215	11.06%	28,639	7.91%	80,060	18.29%	58,000	12.01%	54,000	11.19%	9.45%

Equity	$41,405	11.40%	$44,478	11.94%	$46,305	12.78%	$48,274	11.03%	$50,943	10.55%	$51,652	10.70%	5.34%

Loans/Deposits		100.54%		99.81%		101.00%		123.22%		98.96%		100.99%

Full Service Banking Offices Open	6		6		6		6		6		6

(1)	Ratios are as a percent of ending assets.

Sources: Peoples Federal Bancshares’ prospectus, audited and unaudited financial statements and RP Financial calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.7

Trends in the Company’s loan portfolio composition over the past five and one-quarter fiscal years show that the concentration of 1-4 family loans comprising total loans increasing, which was largely related to purchases of 1-4 family loans that occurred primarily during fiscal year 2008. Overall, 1-4 family loans increased from 62.8% of total loans at fiscal year end 2005 to 66.0% of total loans at December 31, 2009. Commercial real estate/multi-family loans constitute the primary area of lending diversification for the Company, with such loans increasing from 23.5% of total loans at fiscal year end 2005 to 27.5% of total loans at December 31, 2009. The increase in the concentration of commercial real estate/multi-family loans in the Company’s loan portfolio was facilitated by relatively strong growth of commercial real estate loans, while the concentration of multi-family loans comprising total loans remained fairly stable. Other areas of lending diversification for Peoples Federal Bancshares include construction loans (decreasing from 11.9% of total loans at fiscal year end 2005 to 4.6% of total loans at December 31, 2009), commercial business loans (increasing from 0.6% of total loans at fiscal year end 2005 to 1.2% of total loans at December 31, 2009) and consumer loans (decreasing from 1.2% of total loans at fiscal year end 2005 to 0.7% of total loans at December 31, 2009).

The intent of the Company’s investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Peoples Federal Bancshares’ overall credit and interest rate risk objectives. It is anticipated that proceeds retained at the holding company level will primarily be invested into investments with short-term maturities. Over the past five fiscal and one-quarter fiscal years, the Company’s level of cash and investment securities (inclusive of FHLB stock) ranged from a low of 10.0% of assets at fiscal year end 2008 to a high of 20.6% of

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.8

assets at fiscal year end 2009. Cash and investments equaled 17.7% of total assets at December 31, 2009. There has been a notable shift in the composition of the Company’s cash and investments since fiscal year end 2008, as the Company elected to liquidate most of its investment holdings and redeploy those proceeds along with cash flows from loan shrinkage and deposit growth into cash and cash equivalents. Accordingly, cash and cash equivalents increased from 4.0% of assets at fiscal year end 2008 to 18.4% of assets at fiscal year end 2009. As of December 31, 2009, the Company maintained $80.2 million of cash and cash equivalents, equal to 16.6% of assets. The decrease in cash and cash equivalents during the quarter ended December 31, 2009 was to fund loan growth and pay down borrowings. Comparatively, from fiscal year end 2008 to December 31, 2009, the investment securities portfolio decreased from 5.1% of assets to 0.2% of assets. As of December 31, 2009, the Company’s entire investment portfolio consisted of $955,000 of mortgage-backed securities guaranteed or insured by Government Sponsored Enterprises (“GSEs”). The mortgage-backed securities portfolio is held as available for sale and reflected a net unrealized gain of $41,000 at December 31, 2009. Exhibit I-4 provides historical detail of the Company’s investment portfolio. The Company also held $4.3 million of FHLB stock at December 31, 2009.

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of some of the Company’s directors and management. The purpose of the investment is to provide funding for the benefit plans of the covered individuals. The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds. As of December 31, 2009, the cash surrender value of the Company’s BOLI equaled $11.3 million.

Over the past five and one-quarter fiscal years, Peoples Federal Bancshares’ funding needs have been addressed through a combination of deposits, borrowings and internal cash flows. From fiscal year end 2005 through December 31, 2009, the Company’s deposits increased at a 6.9% annual rate. Since fiscal year end 2007, deposits have trended steadily higher. Deposit growth was driven by growth of money market deposit accounts, which along with a decrease in certificates of deposit (“CDs”)

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.9

served to increase the concentration of core deposits comprising total deposits in recent years. Core deposits comprised 70.3% of average total deposits for the three months ended December 31, 2009, versus 51.8% of average total deposits for the fiscal year ended September 30, 2007.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk. From fiscal ear end 2005 to December 31, 2009, borrowings increased at an annual rate of 9.5%. The Company’s utilization of borrowings reached a peak balance of $80.1 million or 18.3% of assets at fiscal year end 2008 and then decreased during the past one and one-quarter fiscal years to $54.0 million or 11.2% of assets at December 31, 2009. Deposit growth and liquidity were used to fund the pay down of borrowings. The Company’s utilization of borrowings has generally been limited to FHLB advances.

The Company’s equity increased at a 5.3% annual rate from fiscal year end 2005 through December 31, 2009, which was largely related to retention of earnings. All of the Company’s capital is tangible capital, and Peoples Federal maintained capital surpluses relative to all of its regulatory capital requirements at December 31, 2009. The addition of stock proceeds will serve to strengthen the Company’s capital position, as well as support growth opportunities. At the same time, Peoples Federal Bancshares’ ROE will initially be depressed following its stock conversion as the result of the significant increase that will be realized in the Company’s pro forma capital position.

Income and Expense Trends

Table 1.2 shows the Company’s historical income statements for the past five and one-quarter fiscal years. The Company’s reported earnings over the past five fiscal years, ranged from a low of $1.8 million or 0.48% of average assets in fiscal 2007 to a high of $3.5 million or 0.99% of average assets in fiscal 2005. For the twelve months ended December 31, 2009, the Company reported net income of $2.6 million or 0.57% of average assets. Net interest income and operating expenses represent the primary components of the Company’s earnings. Non-interest operating income has been somewhat of limited but stable source of earnings for the Company. Loan loss provisions and gains and losses from the sale of loans and investments have typically had a limited impact on the Company’s earnings over the five and one-quarter fiscal years.

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Table 1.2

Peoples Federal Bancshares, Inc.

Historical Income Statements

	For the Fiscal Year Ended September 30,										For the 12 months Ended 12/31/09
	2005		2006		2007		2008		2009
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)
Interest income	$19,156	5.38%	$21,516	5.86%	$22,395	5.96%	$22,096	5.65%	$22,614	4.99%	$21,840	4.76%
Interest expense	(5,382)	-1.51%	(7,844)	-2.14%	(9,649)	-2.57%	(9,272)	-2.37%	(8,687)	-1.92%	(8,126)	-1.77%

Net interest income	$13,774	3.87%	$13,672	3.72%	$12,746	3.39%	$12,824	3.28%	$13,927	3.07%	$13,714	2.98%
Provision for loan losses	(60)	-0.02%	(245)	-0.07%	(20)	-0.01%	—	0.00%	(127)	-0.03%	(127)	-0.03%

Net interest income after provisions	$13,714	3.85%	$13,427	3.65%	$12,726	3.39%	$12,824	3.28%	$13,800	3.05%	$13,587	2.96%

Other operating income	$1,106	0.31%	$1,118	0.30%	$1,258	0.33%	$1,342	0.34%	$1,301	0.29%	$1,316	0.29%
Operating expense	(9,384)	-2.63%	(9,606)	-2.61%	(11,036)	-2.94%	(10,866)	-2.78%	(11,263)	-2.49%	(11,469)	-2.50%

Net operating income	$5,436	1.53%	$4,939	1.34%	$2,948	0.78%	$3,300	0.84%	$3,838	0.85%	$3,434	0.75%

Non-Operating Income
Gain(loss) on sale of loans	$153	0.04%	$197	0.05%	$24	0.01%	$24	0.01%	$307	0.07%	$379	0.08%
Gain(loss) on sale of securities	312	0.09%	(188)	-0.05%	10	0.00%	43	0.01%	208	0.05%	418	0.09%

Net non-operating income	$465	0.13%	$9	0.00%	$34	0.01%	$67	0.02%	$515	0.11%	$797	0.17%

Net income before tax	$5,901	1.66%	$4,948	1.35%	$2,982	0.79%	$3,367	0.86%	$4,353	0.96%	$4,231	0.92%
Income tax provision	(2,375)	-0.67%	(2,009)	-0.55%	(1,178)	-0.31%	(1,294)	-0.33%	(1,681)	-0.37%	(1,635)	-0.36%

Net income (loss)	$3,526	0.99%	$2,939	0.80%	$1,804	0.48%	$2,073	0.53%	$2,672	0.59%	$2,596	0.57%
Adjusted Earnings
Net income	$3,526	0.99%	$2,939	0.80%	$1,804	0.48%	$2,073	0.53%	$2,672	0.59%	$2,596	0.57%
Add(Deduct): Net gain/(loss) on sale	(465)	-0.13%	(9)	0.00%	(34)	-0.01%	(67)	-0.02%	(515)	-0.11%	(797)	-0.17%
Tax effect (2)	187	0.05%	4	0.00%	14	0.00%	27	0.01%	207	0.05%	320	0.07%

Adjusted earnings	$3,248	0.91%	$2,934	0.80%	$1,784	0.47%	$2,033	0.52%	$2,364	0.52%	$2,119	0.46%
Expense Coverage Ratio (3)	1.47		1.42		1.15		1.18		1.24		1.19
Efficiency Ratio (4)	62.9%		64.9%		78.8%		76.7%		74.1%		76.5%

(1)	Ratios are as a percent of average assets.
(2)	Assumes a 40.2% effective tax rate.
(3)	Expense coverage ratio calculated as net interest income before provisions for loan losses divided by operating expenses.
(4)	Efficiency ratio calculated as operating expenses divided by the sum of net interest income before provisions for loan losses plus other income (excluding net gains).

Sources: Peoples Federal Bancshares’ prospectus, audited & unaudited financial statements and RP Financial calculations.

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I.11

Over the past five and one-quarter fiscal years, the Company’s net interest income to average assets ratio has trended lower from 3.87% during fiscal 2005 to 2.98% during the twelve months ended December 31, 2009. The downward trend in the Company’s net interest income ratio resulted from more significant increases in funding costs compared to interest-earning asset yields during fiscal years 2006 and 2007, followed by a steeper decline in interest-earning assets yields relative to funding costs since fiscal year end 2007. The decrease in the net interest margin since fiscal year end 2007 reflects the increase in the Company’s liquidity position during a period when short-term interest rates have declined sharply. Overall, the Company’s interest rate spread decreased from 3.84% during fiscal 2005 to 2.79% during the three months ended December 31, 2009. The Company’s net interest rate spreads and yields and costs for the past five and one-quarter fiscal years are set forth in Exhibits I-3 and I-5.

Non-interest operating income has been a fairly stable, but somewhat limited, contributor to the Company’s earnings over the past five and one-quarter fiscal years, reflecting the Company’s limited diversification into products and services that generate non-interest operating income. Throughout the period shown in Table 1.2, sources of non-interest operating income ranged from a low of 0.29% of average assets during fiscal 2009 and for the twelve months ended December 31, 2009 to a high of 0.34% of average assets during fiscal 2008. Customer service fees and income earned on BOLI constitute the largest sources of non-interest operating income for the Company.

Operating expenses represent the other major component of the Company’s earnings, ranging from a low of 2.49% of average assets during fiscal 2009 to a high of 2.94% of average assets during fiscal 2007. For the twelve months ended December 31, 2009, the Company’s operating expenses equaled $11.5 million or 2.50% of average assets. The relatively higher operating expense ratio for fiscal 2007 reflects

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the impact of the Brookline Co-Operative Bank acquisition. Since fiscal 2007, operating expenses have stabilized and, thus, asset growth has served to leverage the Company’s operating expense ratio. Upward pressure will be placed on the Company’s operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans. At the same, the increase in capital realized from the stock offering will increase the Company’s capacity to leverage operating expenses through pursuing a more aggressive growth strategy.

Overall, the general trends in the Company’s net interest margin and operating expense ratio since fiscal 2005 reflect a decrease in core earnings, as indicated by the Company’s expense coverage ratio (net interest income divided by operating expenses). Peoples Federal Bancshares’ expense coverage ratio equaled 1.47 times during fiscal 2005 versus a ratio of 1.19 times during the twelve months ended December 31, 2009. The decrease in the expense coverage ratio resulted from a more significant decrease in the net interest income ratio compared to the decrease in the operating expense ratio. Similarly, Peoples Federal Bancshares’ efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and other operating income) of 62.9% during fiscal 2005 was more favorable than its efficiency ratio of 76.5% for the twelve months ended December 31, 2009.

Over the past five and one-quarter fiscal year years, maintenance of generally favorable credit quality measures served to limit the amount of loan loss provision established during the period. In fact, no loan loss provisions were established in fiscal 2008. For fiscal 2009, loan loss provisions established equaled $127,000 or 0.03% of average assets. Loan growth, an increase in non-performing loans and the prevailing credit cycle were factors that contributed to the higher loan loss provisions established by the Company during fiscal 2009 and for the twelve months ended December 31, 2009. As of December 31, 2009, the Company maintained loan loss allowances of $3.2 million, equal to 0.84% of net loans receivable and 60.15% of non-performing loans. Exhibit I-6 sets forth the Company’s loan loss allowance activity during the past five and one-quarter fiscal years.

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Non-operating income over the past five and one-quarter fiscal years has primarily consisted of gains on the sale of loans and gains and losses on the sale of investment securities, which generally have had a relatively minor impact on the Company’s earnings. Non-operating income was a comparatively larger contributor to the Company earnings during the twelve months ended December 31, 2009, amounting to $797,000 or 0.17% of average assets. Non-operating income for the twelve months ended December 31, 2009 was fairly evenly distributed between loan sale gains and gains on the sale of investment securities. Loan sale gains reflect the sale of fixed rate loan originations to the secondary market for purposes of interest rate risk management and, therefore, represent an ongoing activity for the Company. Comparatively, the other components of the Company’s non-operating income are viewed as non-recurring income items. However, gains realized through secondary market activities are subject to a certain degree of volatility as well, given the dependence of such gains on the interest rate environment and the strength of the regional housing market.

The Company’s effective tax rate ranged from a low of 38.43% during fiscal 2008 to a high of 40.60% during fiscal 2006. As set forth in the prospectus, the Company’s marginal effective statutory tax rate is 40.2%.

Interest Rate Risk Management

The Company’s balance sheet is liability-sensitive in the short-term (less than one year) and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as in the interest rate environment that generally prevailed during 2006 and 2007, in which the yield curve was flat or inverted. Comparatively, the Company’s interest rate spreads will tend to benefit when short-term interest rates decline and the yield curve steepens. As of December 31, 2009, the OTS Net Portfolio Value (“NPV”) analysis indicated that a 2.0% instantaneous and sustained increase in interest rates would result in an 8% decrease in Peoples Federal Bancshares’ NPV (see Exhibit I-7).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
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The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through selling originations of fixed rate 1-4 family loans with terms of 30 years, building up its liquidity position in low interest rate environments and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of shorter term fixed rate loans, adjustable rate loans or balloon loans. As of September 30, 2009, of the Company’s total loans due after September 30, 2010, ARM loans comprised 63.3% of those loans (see Exhibit I-8). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing FHLB advances with laddered terms out to five years and through emphasizing growth of lower costing and less interest rate sensitive transaction and savings accounts. Transaction and savings accounts comprised 70.3% of the Company’s average balance of total deposits during the three months ended December 31, 2009.

The infusion of stock proceeds will serve to further limit the Company’s interest rate risk exposure, as most of the net proceeds will be redeployed into interest-earning assets and the increase in the Company’s capital position will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

Peoples Federal Bancshares’ lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Company’s loan portfolio. Beyond 1-4 family loans, lending diversification by the Company has emphasized commercial real estate/multi-family loans followed by construction loans. Other areas of lending diversification for the Company include commercial business loans and consumer loans. Going forward, the Company’s lending strategy is to continue to emphasize diversification of the loan portfolio, particularly with respect to growth of commercial real estate loans. The origination of 1-4 family permanent mortgage loans is expected to remain an active area of lending for the Company, although growth of the 1-4 family loan portfolio will be

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
I.15

limited as new loan production will be offset by loan sales of most fixed rate originations with terms of more than 15 years and repayments on the existing portfolio. The Company curtailed its construction lending activities in recent years, based on the increased credit risk associated with such lending in the prevailing market environment. Exhibit I-9 provides historical detail of Peoples Federal Bancshares’ loan portfolio composition over the past five and one-quarter fiscal years and Exhibit I-10 provides the contractual maturity of the Company’s loan portfolio by loan type as of September 30, 2009.

Peoples Federal Bancshares’ offers both fixed rate and adjustable rate 1-4 family permanent mortgage loans. Loans are underwritten to secondary market guidelines, as the Company’s current philosophy has been to sell most originations of fixed rate loans with terms of more than 15 years. Loans are sold on a servicing retained basis. ARM loans offered by the Company have initial repricing terms of one, three, five or seven years and then reprice annually for the balance of the loan term. ARM loans are indexed to the comparable term FHLB advance rate. During the 2007 and 2008 period, the Company supplemented originations of 1-4 family loans with approximately $78.0 million of purchased 1-4 family loans. The loans were purchased from other local financial institutions and mortgage lenders and are secured by residences in the Company’s market area. The Company does not originate or purchase any sub-prime loans. As of December 31, 2009, the Company’s outstanding balance of 1-4 family loans equaled $249.1 million or 66.0% of total loans outstanding.

The Company’s 1-4 family loan portfolio includes home equity loans and home equity lines of credit. Home equity loans are fixed rate amortizing loans with terms of up to 15 years. Home equity lines of credit are tied to the prime rate as published in The Wall Street Journal and are offered for terms of up to 20 years with a maximum ten year draw period. The Company will originate home equity loans and lines of credit up to a maximum loan-to value (“LTV”) ratio of 75.0%, inclusive of other liens on the property. As of December 31, 2009, the Company’s outstanding balance of home equity loans and home equity lines of credit totaled $19.1 million or 5.1% of total loans outstanding and 7.7% of the 1-4 family loan portfolio.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS
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Construction loans originated by the Company consist of loans to finance the construction of 1-4 family residences and commercial/multi-family properties. The Company’s 1-4 family construction lending activities consist mostly of speculative loans that are extended to experienced builders in the Company’s market area. Residential construction loans are offered up to a LTV ratio of 75.0%. Commercial real estate construction loans generally require a commitment for permanent financing to be in place prior to closing construction loan and are originated up to 75.0% of the completed appraised value of the property. Residential and commercial construction loans are interest only loans during the construction period. At December 31, 2009, the largest outstanding commercial construction loan balance was for $3.4 million and was secured by a hotel. This loan was performing in accordance with its terms at December 31, 2009. As of December 31, 2009, Peoples Federal Bancshares’ outstanding balance of construction loans equaled $17.3 million or 4.6% of total loans outstanding

The balance of the mortgage loan portfolio consists of commercial real estate and multi-family loans, which are collateralized by properties in the Company’s regional lending area. Peoples Federal Bancshares originates commercial real estate and multi-family loans up to a maximum LTV ratio of 75.0% and requires a minimum debt-coverage ratio of 1.25 times. Commercial real estate/multi-family loans are generally originated as adjustable rate loans for terms of up to 30 thirty years, which convert to a one ARM loan indexed to the one year FHLB advance rate after an initial fixed rate term of five years. The Company also offers fixed rate commercial real estate/multi-family loans for terms of up to 15 years. Properties securing the commercial real estate loan portfolio include office buildings, retail space, industrial buildings, mixed-use properties and apartments. The largest commercial real estate/multi-family loan in the Company’s loan portfolio at December 31, 2009 was a $3.6 million loan secured by a retail store and apartment building, which was performing in accordance with its terms at December 31, 2009. As of December 31, 2009, the Company’s outstanding balance of commercial real estate/multi-family loans totaled $103.9 million equal to 27.5% of total loans outstanding.

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Peoples Federal Bancshares’ diversification into non-mortgage loans has been somewhat limited, consisting of consumer loans and commercial business loans. The consumer loan portfolio, exclusive of home equity loans and home equity lines of credit, consists of various types of installment loans, loans secured by deposits and personal loans. As of December 31, 2009, the consumer loan portfolio totaled $2.5 million or 0.7% of total loans outstanding.

The commercial business loan portfolio is generated through extending loans to businesses operating in the local market area. Commercial business loans offered by the Company consist of fixed rate term loans and floating rate lines of credit indexed to the prime rate as reported in The Wall Street Journal and generally have terms of seven years or less. The commercial business loan portfolio consists substantially of loans secured by business assets such as accounts receivable, inventory and equipment. The Company also originates working capital lines credit to finance the short-term business needs of businesses. As of December 31, 2009, Peoples Federal Bancshares’ outstanding balance of commercial business loans equaled $4.5 million or 1.2% of total loans outstanding.

Asset Quality

The Company’s historical 1-4 family lending emphasis and lending emphasis on lending in local and familiar markets have generally supported the maintenance of relatively favorable credit quality measures; although, with the onset of the recession in the Company’s lending markets, the Company has experienced some credit quality deterioration in its loan portfolio during the past two and one-quarter fiscal years. Over the past five and one-quarter fiscal years, Peoples Federal Bancshares’ balance of non-performing assets ranged from a low of 0.01% of assets at fiscal year end 2005 to a high of 1.19% of assets at year end 2009. The Company held $5.2 million of non-performing assets at December 31, 2009, equal to 1.08% of total assets. As shown in Exhibit I-11, non-performing assets at December 31, 2009 consisted of $5.2 million of non-accruing loans. Non-accruing loans held by the Company at December 31, 2009 were concentrated in commercial real estate loans ($1.8 million), 1-4 family loans ($1.6 million) and construction loans ($1.5 million).

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To track the Company’s asset quality and the adequacy of valuation allowances, Peoples Federal Bancshares has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Classified assets are reviewed at least quarterly by senior management and the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of December 31, 2009, the Company maintained loan loss allowances of $3.2 million, equal to 0.84% of net loans receivable and 60.15% of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company’s primary funding source and at December 31, 2009 deposits accounted for 87.3% of Peoples Federal Bancshares’ interest-bearing funding composition. Exhibit I-12 sets forth the Company’s deposit composition for the past three and one-quarter fiscal years. Transaction and savings account deposits constituted 70.3% of average total deposits for the three months ended December 31, 2009. Comparatively, transaction and savings account deposits constituted 51.8% of average total deposits for the fiscal year ended September 30, 2007. The increase in the concentration of core deposits comprising total deposits since fiscal year end 2007 was realized through a reduction in CD balances and growth of core deposits. Most of the growth of core deposits has consisted of money market account deposits, which was facilitated by marketing relatively attractive rates on the Company’s money market deposits. Money market account deposits comprised 59.2% of the Company’s average total core deposits for the three months ended December 31, 2009.

The balance of the Company’s deposits consists of CDs, which equaled 29.7% of average total deposits for the three months ended December 31, 3009 compared to 48.2% of average total deposits for the fiscal year ended September 30, 2007. Peoples Federal Bancshares’ current CD composition reflects a higher concentration of short-term

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CDs (maturities of one year or less). The CD portfolio totaled $112.3 million at September 30, 2009 and $92.8 million or 82.6% were scheduled to mature in one year or less. Exhibit I-13 sets forth the maturity schedule of the Company’s CDs as of December 31, 2009. As of December 31, 2009, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $37.5 million or 34.3% of total CDs. The Company did not maintain any brokered CDs at December 31, 2009.

Borrowings serve as an alternative funding source for the Company to facilitate management of funding costs and interest rate risk. The Company maintained $54.0 million of FHLB advances at December 31, 2009 with a weighted average rate of 3.35%. FHLB advances held by the Company at December 31, 2009 consisted of a mix of short- and long-term borrowings with laddered terms out to five years. Exhibit I-14 provides further detail of the Company’s borrowings activities during the past three and one-quarter fiscal years.

Legal Proceedings

The Company is not currently party to any pending legal proceedings that the Company’s management believes would have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

RP® Financial, LC.	MARKET AREA
II.1

II. MARKET AREA

Introduction

Peoples Federal Bancshares serves the Boston metropolitan area through the main office in Brighton, Massachusetts and five branch offices. The main office and branch locations in Allston, West Roxbury and Jamaica Plain are part of Suffolk County and the remaining two branch locations in Brookline and Norwood are part of Norfolk County. Exhibit II-1 provides information on the Company’s office properties.

With operations in a major metropolitan area, the Company’s competitive environment includes a significant number of thrifts, commercial banks and other financial services companies, some of which have a regional or national presence and many of which are larger than the Company in terms of deposits, loans, scope of operations, and number of branches. These institutions also have greater resources at their disposal than the Company. The Boston MSA has a highly diversified economy, which tends to parallel trends in the broader national economy. Accordingly, the national recession has rippled through the Boston metropolitan area, with rising unemployment and declining real estate values impacting growth opportunities and credit risk exposure for Boston-based financial institutions in general.

Future growth opportunities for Peoples Federal Bancshares depend on the future growth and stability of the local and regional economy, demographic growth trends, and the nature and intensity of the competitive environment. These factors have been briefly examined to help determine the growth potential that exists for the Company, the relative economic health of the Company’s market area, and the resultant impact on value.

National Economic Factors

The future success of the Company’s operations is partially dependent upon national economic factors and trends. In assessing economic trends over past few quarters, the April 2009 employment data showed that the pace of layoffs slowed in April 2009, but the unemployment rate climbed to 8.9%. Retail sales fell 0.4% in April from March and housing starts hit a low in April, falling 12.8% from March. However, single-family

RP® Financial, LC.	MARKET AREA
II.2

home construction rose 2.8%. Durable-goods orders rose 1.9% in April, offering some evidence that the manufacturing slump was ending. Some other positive signs that the recovery was gaining strength included a 2.9% increase in existing home sales and consumer confidence shot higher in May to its highest level in eight months. May employment data showed job losses slowed for the fourth straight month, with employers cutting 345,000 jobs. However, the May unemployment rate jumped to 9.4%. Retail sales rose 0.5% in May on higher gas prices. Durable-goods orders rose and new home prices firmed in May, providing the latest evidence the U.S. economy’s free fall was ending.

Signs that the U.S. economy was pulling out of the recession became more evident at the start of the third quarter of 2009; however, overall economic conditions remained weak. The decline in manufacturing activity slowed in June, while June employment data showed more job losses than expected and an increase in the unemployment rate to 9.5%. Service sector activity improved in June and retail sales rose in June, but excluding gasoline and autos, sales fell for the fourth straight month. The index of leading economic indicators was up in June and the housing market showed some signs of recovery, as sales of new and existing homes rose in June. Notably, home prices in major U.S. cities registered the first monthly gain in a nearly a year for the three month period ending in May compared with the three months ending in April. The July employment report showed the fewest job losses in a year and the unemployment rate dipped to 9.4%, its first decline in nine months. Retail sales were down slightly in July, raising concerns over the durability of the recovery. However, sales of existing homes jumped 7.2% in July, the fastest pace in nearly two years. July new home sales were up sharply as well, which supported a 4.9% increase in July durable-goods orders.

August economic data generally indicated that the recession was nearing an end, as manufacturing output grew for the first time since January 2008 and the “cash for clunkers” program fueled a rebound in August retail sales. August employment data showed fewer than expected job losses, while the unemployment rate rose to a 26 year high of 9.7%. The index of leading indicators rose for the fifth straight month in August, providing another sign of recovery. Second quarter GDP declined at a 0.7% annualized rate, which was better than the 1% decline previously estimated. Other economic data

RP® Financial, LC.	MARKET AREA
II.3

suggested an uneven recovery, as existing home sales slid in August and consumer confidence fell in September. Manufacturing and service sector activity both grew in September, while the U.S. unemployment rate rose to 9.8% in September as employers cut more jobs than expected. As job losses continued to mount, vacancy rates for commercial office space continued to increase during the third quarter. Retail sales fell in September from August as the “cash for clunkers’ program ended, however, excluding autos, retail sales increased slightly in September. New home sales fell in September, while orders for durable goods increased in September. Third quarter GDP increased at a 3.5% annual rate (subsequently revised to 2.2%), marking an apparent end to the recession. Notably, a large portion of GDP growth in the third quarter was generated through federal stimulus programs, bringing into question the sustainability of the recovery without government support.

October 2009 showed further signs of an economic recovery, even as the labor market continued to struggle. U.S. manufacturing activity expanded for the third month in a row in October, while a net loss of 190,000 jobs in October pushed the October unemployment rate up to 10.2%. Retail sales and the index of leading economic indicators both rose in October, while housing data was mixed raising doubts about the strength of the sector’s recovery. New home starts tumbled in October, while sales of existing home showed a strong increase in October. Signs of a slow and uneven economic recovery continued to be reflected in the November data. Manufacturing activity continued to grow in November, while the service sector contracted in November after growing in October. Employment data for November reflected the fewest number of job losses since December 2007, which reduced the unemployment rate to 10.0%. The Federal Reserve’s “beige book” released in early-December showed the economy improving moderately, with consumer spending up but commercial real estate weakening. Additional evidence that strength was returning to the economy included a healthy rise in November durable goods orders and manufacturing activity in December expanding at its fastest pace in more than three years. Sales of existing homes were up solidly in November, although construction spending in November was down slightly. Manufacturing activity expanded in December at its fastest pace in more than three years, while the service sector recorded only modest growth in December. Job losses were

RP® Financial, LC.	MARKET AREA
II.4

significantly higher than expected in December, dashing hopes of a near term turnaround in employment. Employers cut 85,000 jobs in December, while the December unemployment rate held steady at 10.0%. The index of leading economic indicators rose 1.1% from November to December for its ninth straight month of gains, while housing data for December was less favorable with both new and existing home sales declining in December. The decline in home sales in December was in part related to a surge in home sales during the fall, as first-time home buyers raced to take advantage of a tax credit before it expired. Fourth quarter GDP increased at an annual rate of 5.7%, although much of the growth was tied to companies replenishing low inventories that typically only provides a temporary bump in growth.

Manufacturing activity rose for a sixth straight month in January 2010, with the rate of expansion at its highest point since August 2004. Comparatively, service sector activity remained stable in January. Payrolls unexpectedly fell in January with the loss of 20,000 jobs, but the January unemployment rate surprisingly dropped to a five month low of 9.7%. Retail sales were up in January, although consumer confidence fell in February. Sales of existing homes fell in January and orders for durable goods showed weakness in January, underscoring the uneven progress of the U.S. recovery.

In terms of interest rate trends during the past few quarters, Treasury yields remained at historically low levels through most of April 2009 with the yield on the 10-year Treasury note dipping to 2.76% in mid-April as Treasury bonds rallied on more troublesome economic data. The yield on the 10-year Treasury note edged above 3.0% in late-April and trended higher into mid-May on some positive economic data. In late-May, Treasury yields and mortgage rates surged to their highest level since November 2008, reflecting investor worries that deficit spending to fund stimulus programs could lead to inflation. The yield on the 10-year Treasury note jumped to 3.70% in late-May, providing for a steeper yield curve as the gap between two-year and 10-year Treasury notes widened to 2.75%. Interest rates stabilized in late-May and into the first half of June. The late-June meeting of the Federal Reserve concluded with keeping its target rate near zero.

Interest rates eased lower at the start of the third quarter of 2009, as investors shunned risk ahead of second quarter earnings reports. Some economic data showing an

RP® Financial, LC.	MARKET AREA
II.5

improving economy and growing belief that the recession was nearing an end pushed long-term Treasury yields up slightly heading into late-July. The upward trend in interest rates continued into the first week of August, as interest rates edged higher following the better-than-expected employment report for July. Long-term Treasury yields eased lower going into the second half of August, as the Federal Reserve concluded its mid-August meeting leaving its key short-term rate near zero and indicated it would stay there for the foreseeable future. Weaker than expected retail sales for July and a decline in July wholesale prices further contributed to the pull back in interest rates. Long-term Treasury yields reversed course after mid-August on the stronger than expected report for July existing home sales. Interest rates stabilized in late-August and remained relatively stable through most of September, as inflation worries remained low amid high unemployment and slack in the economy. News that consumer confidence fell in September pushed Treasury yields lower at the end of the third quarter.

Mixed economic data and no apparent threat of inflationary pressures supported a stable interest rate environment at the beginning of the fourth quarter, providing for the continuation of a relatively steep yield curve. Interest rates remained stable through the balance of October, reflecting uncertainty over the sustainability of the economic recovery with consumer confidence declining for the second month in a row. The Federal Reserve concluded its early-November meeting by keeping its target interest rate near zero, which along with the weaker than expected employment report for October sustained a stable interest rate environment into mid-November. Long-term Treasury yields eased lower heading into the second half of November, following comments by the Federal Reserve Chairman that unemployment and troubles in commercial real estate would weigh on the recovery. Long-term Treasury yields dipped in late-November following news of the credit crisis in Dubai. A better than expected jobs report for November moved interest rates higher in early-December. Following the Federal Reserve’s mid-December meeting and decision to hold its target interest rate steady, the spread between short-term and long-term Treasury yields widened further in the final weeks of 2009 as long-term Treasury yields edged higher amid signs that the U.S. economy was improving.

RP® Financial, LC.	MARKET AREA
II.6

Interest rates stabilized at the start of 2010 and then edged lower in heading into the second half of January, reflecting uncertainty on the strength of the recovery. The Federal Reserve’s two day meeting in late-January concluded with no change in its key rate target, but offered a slightly rosier economic outlook in its statement. A rise in January consumer confidence, along with the Federal Reserve’s more upbeat assessment of the economy, provided for a slight upward trend in long-term Treasury yields in late-January. Worries that Greece’s debt woes were spreading across Europe and job losses reflected in the January employment report pushed Treasury yields lower in late-January and into early-February. Some positive economic data regarding home prices and industrial output pushed interest rates higher heading in mid-February. Treasury yields rose in mid-February on the Federal Reserve’s decision to raise the discount rate, spurring thoughts of tighter credit for borrowers in general. Weak economic data and indications from the Federal Reserve that short-term interest rates would remain near zero for at least several months pushed long-term Treasury yields lower at the close of February. As of February 26, 2010, the bond equivalent yields for U.S. Treasury bonds with terms of one and ten years equaled 0.32% and 3.61%, respectively, versus comparable year ago yields of 0.73% and 2.98%. Exhibit II-2 provides historical interest rate trends.

Based on the consensus outlook of 52 economists surveyed by The Wall Street Journal, the economy is expected to expand around 3% at a seasonally adjusted annual rate through 2010. GDP growth is not expected to make a significant dent in the unemployment rate, as the surveyed economists on average expect the unemployment rate to stay above 9.5% through 2010. Most of the respondents said the Federal Reserve won’t raise interest rates until the third quarter of 2010 at the earliest.

The 2010 housing forecast from the Mortgage Bankers Association (the “MBA”) was for existing home sales to increase by approximately 11% from 2009 and new home sales are expected to jump 21% in 2010 from very depressed levels in 2009. The MBA predicts that the national average home price declines should abate by early 2010, but will vary by state and home value. The demand is expected to be the highest for entry-level homes. Total mortgage production is forecasted to be down in 2010 to $1.6 trillion compared to $2.0 trillion in 2009. The reduction in 2010 originations is expected to be

RP® Financial, LC.	MARKET AREA
II.7

exclusively due to a 44% reduction in refinancing volume due to rising interest rates, with refinancing volume forecasted to total $754 billion in 2010. Comparatively, house purchase mortgage originations are predicted to increase by 12% in 2010, with purchase lending forecasted to total $802 billion in 2010.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the market area served by Peoples Federal Bancshares. Demographic data for the primary market counties, which consists of the counties of Norfolk and Suffolk, as well as for Massachusetts and the U.S. is provided in Table 2.1.

The markets served by Peoples Federal Bancshares experienced relatively slow demographic growth during the 2000 to 2009 period, a characteristic typical of mature, densely populated urban markets located throughout the Northeast Corridor. Population and household growth rates for the counties of Norfolk and Suffolk have been and are projected to remain well below the comparable U.S. measures, while approximating the comparable Massachusetts growth rates.

Income measures show Norfolk County is a relatively affluent market, characterized by a high concentration of white collar professionals who work in the Boston MSA. Comparatively, income measures for Suffolk County, which has a relatively broad socioeconomic spectrum, are well below the Norfolk County measures and lower than the Massachusetts income measures as well. Over the next five years, Norfolk County and Suffolk County are projected to sustain growth in household and per capita income that exceed the comparable U.S. growth rates, while remaining consistent with the comparable Massachusetts growth rates. Consistent with the U.S. and Massachusetts, the projected annual growth rates for household and per capita income for the counties of Norfolk and Suffolk are projected to be less than the growth rates experienced during the 2000 to 2009 period. The affluence of the Norfolk County market is further evidenced by a comparison of household income distribution measures, as Norfolk County maintains a lower percentage of households with incomes of less than $25,000 and a much higher percentage of households with incomes over $100,000 relative to Suffolk County as well as the U.S. and Massachusetts. Comparatively, as compared to the U.S. and Massachusetts, Suffolk County showed slightly higher concentrations of households with incomes less $25,000 and greater than $100,000.

RP® Financial, LC.	MARKET AREA
II.8

Table 2.1

Peoples Federal Bancshares, Inc.

Summary Demographic Data

	Year			Growth Rate
	2000	2009	2014	2000-2009	2009-2014
Population (000)
United States	281,422	309,732	324,063	1.1%	0.9%
Massachusetts	6,350	6,499	6,543	0.3%	0.1%
Norfolk County	650	662	665	0.2%	0.1%
Suffolk County	690	695	700	0.1%	0.1%

Households (000)
United States	105,480	116,523	122,109	1.1%	0.9%
Massachusetts	2,444	2,517	2,541	0.3%	0.2%
Norfolk County	249	256	258	0.3%	0.2%
Suffolk County	279	283	285	0.2%	0.2%

Median Household Income ($)
United States	$42,164	$54,719	$56,938	2.9%	0.8%
Massachusetts	50,539	68,225	71,891	3.4%	1.1%
Norfolk County	63,359	88,399	94,027	3.8%	1.2%
Suffolk County	39,370	53,416	56,873	3.4%	1.3%

Per Capita Income ($)
United States	$21,587	$27,277	$28,494	2.6%	0.9%
Massachusetts	25,952	34,904	37,151	3.3%	1.3%
Norfolk County	32,484	45,473	49,123	3.8%	1.6%
Suffolk County	22,766	30,700	32,601	3.4%	1.2%

	Less Than $25,000	$25,000 to 50,000	$50,000 to 100,000	$100,000 +
2009 HH Income Dist. (%)
United States	20.9%	24.5%	35.3%	19.3%
Massachusetts	22.3%	25.0%	34.3%	18.4%
Norfolk County	11.5%	13.9%	31.1%	43.5%
Suffolk County	25.1%	22.0%	30.3%	22.6%

Source: SNL Financial.

RP® Financial, LC.	MARKET AREA
II.9

Local Economy

The markets served by the Company have a large and diverse economy, with the area’s many colleges and universities serving to attract industries in need of a highly skilled and educated workforce. Health care, high-tech and financial services companies constitute major sources of employment in the Company’s regional market area, as well as the colleges and universities that populate the Boston MSA. Tourism also is a prominent component of market area’s economy, as Boston is one of the country’s top 10 tourist attractions.

The Company’s lending markets have been adversely affected by the recession, although not as severely as some select bubble markets in the southeast and west where rapidly escalating home prices fueled speculative overbuilding and ultimately significant inventories of unsold homes causing a serve drop in home prices. Recent trends in the Boston housing market show home prices stabilizing following a decline of 10 to 15% since the middle of 2006, with lower home prices supporting a reduction in the inventory of unsold homes on the market. Likewise, erosion in the Boston commercial real estate market has been in evidence, as reflected by rising vacancy rates and lower lease rates for office space in Boston. However, consistent with the residential market, the Boston office market has shown signs of stabilizing as the economy pulled out of the recession in the third quarter of 2009.

Comparative employment data shown in Table 2.2 shows that employment in services constituted the major source of jobs in both primary market area counties, as well as Massachusetts. Norfolk County and Suffolk County maintained lower and higher concentration of service jobs, respectively, compared to Massachusetts, with service jobs accounting for over half the jobs in Suffolk County. Wholesale/retail followed by financial services/real estate represented the second and third largest sources of jobs in Norfolk

RP® Financial, LC.	MARKET AREA
II.10

County, with the concentration of such jobs exceeds the comparable percentages for Massachusetts. Comparatively, jobs in financial services/real estate followed by government were the second and third largest employers in Suffolk County, with the concentration of such jobs also exceeding the comparable percentages for Massachusetts. The manufacturing industry, once the backbone of the regional economy, has generally experienced a shrinking job base reflecting a trend of manufacturers moving out of urban markets, particularly in the Northeast. Major employers in Norfolk County include General Dynamics Network Systems (telecom services), Shaw Group Inc. (heavy construction) and Technical Futures Inc. (placement firm for jobs in technology), which each maintain over 5,000 employees in Norfolk County. The two largest employers in Suffolk County are Brigham & Women’s Hospital and Massachusetts General Hospital, which each maintain over 10,000 employees. Additionally, Boston University, Children’s Hospital Boston, Deutsche Bank, Fidelity Investments Life Insurance, John Hancock Life Insurance Company and Liberty Mutual Group Inc. maintain over 5,000 employees in Suffolk County.

Table 2.2

Primary Market Area Employment Sectors

(Percent of Labor Force)(1)

Employment Sectors	Massachusetts	Norfolk	Suffolk

Services	47.8%	44.7%	55.9%
Wholesale/Retail Trade	13.4	16.0	6.8
Government	10.6	7.7	12.0
Fin., Ins., Real Estate	9.5	13.2	15.0
Manufacturing	7.3	6.4	1.8
Construction	5.8	6.7	2.7
Information	2.4	2.9	2.4
Transport. & Warehousing	2.3	2.1	3.0
Other	0.9	0.3	0.4

	100.0%	100.0%	100.0%

(1)	Data is as of 2007.

Source: Regional Economic Information System Bureau of Economic Analysis.

RP® Financial, LC.	MARKET AREA
II.11

Unemployment Trends

Comparative unemployment rates for the primary market area counties, as well as for the U.S. and Massachusetts, are shown in Table 2.3. November 2009 unemployment rates for the counties of Norfolk and Suffolk were 7.3% and 8.1%, respectively, which were below the comparable U.S. and Massachusetts unemployment rates of 9.4% and 8.3%, respectively. Evidence of the recession impacting the regional economy is reflected in the notably higher unemployment rates for November 2009 compared to a year ago, which is consistent with the state and national trends.

Table 2.3

Peoples Federal Bancshares, Inc.

Unemployment Trends (1)

Region	December 2008 Unemployment	December 2009 Unemployment

United States	7.2%	10.0%
Massachusetts	6.5	9.1
Norfolk County	5.6	7.8
Suffolk County	6.1	8.5

(1)	Unemployment rates have not been seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics and Competition

The Company’s retail deposit base is closely tied to the economic fortunes of the Boston metropolitan area and, in particular, the markets that are nearby to one of Peoples Federal Bancshares’ office locations. Table 2.4 displays deposit market trends from June 30, 2006 through June 30, 2009 for the primary market counties. Additional data is also presented for the state of Massachusetts. Over the three year period, annual deposit growth rates for Norfolk and Suffolk Counties equaled 4.4% and 0.8%, respectively. Commercial banks maintained a slightly larger market share of deposits compared to savings institutions in Norfolk County and a significantly larger market share of deposits in Suffolk County. For the three year period covered in Table 2.4, savings institutions experienced a decrease in deposit market share in Norfolk County and an increase in deposit market share in Suffolk County.

RP® Financial, LC.	MARKET AREA
II.12

Table 2.4

Peoples Federal Bancshares, Inc.

Deposit Summary

	As of June 30,						Deposit Growth Rate 2006-2009
	2006			2009
	Deposits	Market Share	# of Branches	Deposits	Market Share	# of Branches
	(Dollars in Thousands)						(%)

State of Massachusetts	$175,700,000	100.0%	2,158	$189,870,000	100.0%	2,245	2.6%
Commercial Banks	109,267,000	62.2%	1,036	115,811,000	61.0%	1,046	2.0%
Savings Institutions	66,433,000	37.8%	1,122	74,059,000	39.0%	1,199	3.7%

Norfolk County	$15,183,000	100.0%	238	$17,255,000	100.0%	245	4.4%
Commercial Banks	6,505,000	42.8%	97	8,953,000	51.9%	116	11.2%
Savings Institutions	8,678,000	57.2%	141	8,302,000	48.1%	129	-1.5%
Peoples Federal	15,277	0.1%	1	91,730	0.5%	2	81.8%

Suffolk County	$68,122,000	100.0%	209	$69,778,000	100.0%	224	0.8%
Commercial Banks	61,439,000	90.2%	132	61,836,000	88.6%	144	0.2%
Savings Institutions	6,683,000	9.8%	77	7,942,000	11.4%	80	5.9%
Peoples Federal	223,667	0.3%	4	248,252	0.4%	4	3.5%

Source: FDIC.

RP® Financial, LC.	MARKET AREA
II.13

Peoples Federal Bancshares maintains its largest balance of deposits in Suffolk County, where the Company maintains its main office and largest branch presence. However, the Company maintained a larger deposit market share in Norfolk County, reflecting the significantly lower balance of total bank and thrift deposits maintained in Norfolk County. The Company’s $248.3 million of deposits at the main office and three branch locations in Suffolk County represented a 0.4% market share of thrift and bank deposits at June 30, 2009. Comparatively, the two Norfolk County branches had $91.7 million in total deposits and a 0.5% market share of total bank and thrift deposits at June 30, 2009. A 3.5% annual deposit growth rate in Suffolk County provided for a slight increase the Company’s deposit market share during the three year period, while the Company’s 81.8% annual deposit growth rate in Norfolk County served to increase its deposit market share from 0.1% at June 30, 2006 to 0.5% at June 30, 2009. Deposit growth in Norfolk County was supported by the acquisition of Brookline Co-Operative Bank, which added a second branch location in Norfolk County during the three year period.

As implied by the Company’s low market shares of deposits, competition among financial institutions in the Company’s market area is significant. Among the Company’s competitors are much larger and more diversified institutions, which have greater resources than maintained by Peoples Federal Bancshares. Financial institution competitors in the Company’s primary market area include other locally based thrifts and banks, as well as regional, super regional and money center banks. From a competitive standpoint, Peoples Federal Bancshares has sought to emphasize its community orientation in the markets served by its branches. There are a total of 46 banking institutions operating in Norfolk County with Peoples Federal Bancshares holding the 32nd largest market share of deposits, and 39 banking institutions operating in Suffolk County with Peoples Federal Bancshares holding the 15th largest market share of deposits. Table 2.5 lists the Company’s largest competitors in the two counties currently served by its branches, based on deposit market share as noted parenthetically.

RP® Financial, LC.	MARKET AREA
II.14

Table 2.5

Peoples Federal Bancshares, Inc.

Market Area Deposit Competitors

Location	Name

Norfolk County	RBS Citizens, NA (19.1%)
Bank of America Corp. (17.5%)
Sovereign Bank (7.4%)
Peoples Federal (0.5%) - Rank of 32

Suffolk County	Bank of American Corp. (31.0%)
State Street Corp. (29.6%)
BONY Mellon Corp. (12.2%)
Peoples Federal (0.4%) - Rank of 15

Source: FDIC

RP® Financial, LC.	PEER GROUP ANALYSIS
III.1

III. PEER GROUP ANALYSIS

This chapter presents an analysis of Peoples Federal Bancshares’ operations versus a group of comparable savings institutions (the “Peer Group”) selected from the universe of all publicly-traded savings institutions in a manner consistent with the regulatory valuation guidelines. The basis of the pro forma market valuation of Peoples Federal Bancshares is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group. Since no Peer Group can be exactly comparable to Peoples Federal Bancshares, key areas examined for differences are: financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines. Accordingly, the Peer Group is comprised of only those publicly-traded savings institutions whose common stock is either listed on a national exchange (NYSE or AMEX), or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions. Institutions that are not listed on a national exchange or NASDAQ are inappropriate, since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value. We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history. A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group, which must have at least 10 members to comply with the regulatory valuation guidelines, should be comprised of locally- or regionally-based

RP® Financial, LC.	PEER GROUP ANALYSIS
III.2

institutions with comparable resources, strategies and financial characteristics. There are approximately 149 publicly-traded institutions nationally and, thus, it is typically the case that the Peer Group will be comprised of institutions with relatively comparable characteristics. To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences. Since Peoples Federal Bancshares will be a full public company upon completion of the offering, we considered only full public companies to be viable candidates for inclusion in the Peer Group. From the universe of publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Peoples Federal Bancshares. In the selection process, we applied two “screens” to the universe of all public companies that were eligible for consideration:

•

Screen #1 New England institutions with assets between $225 million and $1.225 billion, tangible equity-to-assets ratios of greater than 7.5% and positive core earnings. Four companies met the criteria for Screen #1 and all four were included in the Peer Group: LSB Corp. of Massachusetts, Mayflower Bancorp, Inc. of Massachusetts, Newport Bancorp, Inc. of Rhode Island and Westfield Financial, Inc. of Massachusetts. Exhibit III-2 provides financial and public market pricing characteristics of all publicly-traded New England thrifts.

•

Screen #2 Mid-Atlantic institutions with assets between $225 million and $1.225 billion, tangible equity-to-assets ratios of greater than 7.5% and positive core earnings. Six companies met the criteria for Screen #2 and all six were included in the Peer Group: Beacon Federal Bancorp of New York, ESSA Bancorp, Inc. of Pennsylvania, Elmira Savings Bank of New York, Rome Bancorp, Inc. of New York, TF Financial Corp. of Pennsylvania and WVS Financial Corp. of Pennsylvania Exhibit III-3 provides financial and public market pricing characteristics of all publicly-traded Mid-Atlantic thrifts.

Table 3.1 shows the general characteristics of each of the 10 Peer Group companies and Exhibit III-4 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies. While there are expectedly some differences between the Peer Group companies and Peoples Federal Bancshares, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments. The following sections present a comparison of Peoples Federal Bancshares’ financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.3

Table 3.1

Peer Group of Publicly-Traded Thrifts

February 26, 2010

Ticker	Financial Institution	Exchange	Primary Market	Operating Strategy(1)	Total Assets(2)		Offices	Fiscal Year	Conv. Date	Stock Price	Market Value
										($)	($Mil)
WFD	Westfield Financial Inc. of MA	NASDAQ	Westfield, MA	Thrift	$1,191		11	12-31	01/07	$8.29	$247
BFED	Beacon Federal Bancorp of NY	NASDAQ	East Syracuse NY	Thrift	$1,070	S	8	12-31	10/07	$9.00	$59
ESSA	ESSA Bancorp, Inc. of PA	NASDAQ	Stroudsburg, PA	Thrift	$1,034		13	09-30	04/07	$11.70	$165
LSBX	LSB Corp. of No. Andover MA	NASDAQ	North Andover, MA	Thrift	$807	S	7	12-31	05/86	$11.72	$53
THRD	TF Financial Corp. of Newtown PA	NASDAQ	Newtown, PA	Thrift	$714		15	12-31	07/94	$18.75	$50
ESBK	Elmira Savings Bank, FSB of NY	NASDAQ	Elmira, NY	Thrift	$506	S	11	12-31	03/85	$15.61	$30
NFSB	Newport Bancorp, Inc. of RI	NASDAQ	Newport, RI	Thrift	$459		5	12-31	07/06	$11.95	$46
WVFC	WVS Financial Corp. of PA	NASDAQ	Pittsburgh, PA	Thrift	$392		6	06-30	11/93	$14.55	$30
ROME	Rome Bancorp, Inc. of Rome NY	NASDAQ	Rome, NY	Thrift	$330		5	12-31	03/05	$8.55	$59
MFLR	Mayflower Bancorp, Inc. of MA	NASDAQ	Middleboro, MA	Thrift	$246		7	04-30	12/87	$6.99	$15

NOTES:	(1)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
	(2)	Most recent quarter end available (E=Estimated and P=Pro Forma).

Source: SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.4

In addition to the selection criteria used to identify the Peer Group companies, a summary description of the key comparable characteristics of each of the Peer Group companies relative to Peoples Federal Bancorp’s characteristics is detailed below.

•

Beacon Federal Bancorp of New York. Selected due to comparable size of branch network, similar interest-earning asset composition, comparable return on average assets, comparable concentration of 1-4 family loans and mortgage-backed securities comprising assets, lending diversification emphasis on commercial real estate loans and similar ratio of non-performing assets as a percent of assets.

•

ESSA Bancorp, Inc. of Pennsylvania. Selected due to relatively high equity-to-assets ratio, comparable return on average assets, comparable level of operating expenses as a percent of average assets, lending diversification emphasis on commercial real estate loans and similar ratio of non-performing assets as a percent of assets.

•

Elmira Savings Bank of New York. Selected due to comparable asset size, similar interest-bearing funding composition, similar net interest margin, comparable concentration of 1-4 family loans and mortgage-backed securities comprising assets, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

•

LSB Corp. of Massachusetts. Selected due to Massachusetts market area, comparable size of branch network, similar earnings contribution from non-interest operating income, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

•

Mayflower Bancorp, Inc. of Massachusetts. Selected due to Massachusetts market area, comparable size of branch network, comparable return on average assets, comparable net interest margin, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

•

Newport Bancorp, Inc. of Rhode Island. Selected due to comparable asset size, comparable size of branch network, relatively high equity-to-assets ratio, similar interest-earning asset composition, comparable net interest margin, comparable concentration of 1-4 family loans as a percent of assets, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

•

Rome Bancorp, Inc. of New York. Selected due to comparable size of branch network, relatively high equity-to-assets ratio, comparable concentration of 1-4 family loans as a percent assets, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.5

•

TF Financial Corp. of Pennsylvania. Selected due to similar interest-earning asset composition, similar interest-bearing funding composition, comparable return on average assets, similar earnings contribution from sources of non-interest operating income, comparable level of operating expenses as a percent of average assets, comparable concentration of 1-4 family loans as a percent of assets, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

•

WVS Financial Corp. of Pennsylvania. Selected due to same size of branch network, comparable concentration of 1-4 family loans and mortgage-backed securities as a percent of assets and relatively favorable credit quality measures.

•

Westfield Financial Inc. of Massachusetts. Selected due to Massachusetts market area, relatively high equity-to-assets ratio, comparable return on average assets, similar earnings contribution from sources of non-interest operating income, comparable concentration of 1-4 family loans and mortgage-backed securities as a percent of assets, lending diversification emphasis on commercial real estate loans and relatively favorable credit quality measures.

In aggregate, the Peer Group companies maintained a higher level of tangible equity than the industry average (12.0% of assets versus 10.7% for all public companies), generated higher core earnings as a percent of average assets (0.56% core ROAA versus a net loss of 0.24% for all public companies), and earned a higher core ROE (4.91% core ROE versus negative 1.26% for all public companies). Overall, the Peer Group’s average P/TB ratio and average core P/E multiple were above and similar to the respective averages for all publicly-traded thrifts.

	All Publicly-Traded	Peer Group

Financial Characteristics (Averages)
Assets ($Mil)	$3,033	$675
Market capitalization ($Mil)	$354	$75
Tangible equity/assets (%)	10.70%	12.00%
Core return on average assets (%)	(0.24)	0.56
Core return on average equity (%)	(1.26)	4.91

Pricing Ratios (Averages)(1)
Core price/earnings (x)	18.55x	19.15x
Price/tangible book (%)	79.28%	89.61%
Price/assets (%)	8.16	10.31

(1)	Based on market prices as of February 26, 2010.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.6

Ideally, the Peer Group companies would be comparable to Peoples Federal Bancshares in terms of all of the selection criteria, but the universe of publicly-traded thrifts does not provide for an appropriate number of such companies. However, in general, the companies selected for the Peer Group were fairly comparable to Peoples Federal Bancshares, as will be highlighted in the following comparative analysis.

Financial Condition

Table 3.2 shows comparative balance sheet measures for People Federal Bancshares and the Peer Group, reflecting the expected similarities and some differences given the selection procedures outlined above. The Company’s and the Peer Group’s ratios reflect balances as of December 31, 2009, unless indicated otherwise for the Peer Group companies. Peoples Federal Bancshares’ equity-to-assets ratio of 10.7% was below the Peer Group’s average net worth ratio of 12.4%. However, the Company’s pro forma capital position will increase with the addition of stock proceeds, providing the Company with an equity-to-assets ratio that will exceed the Peer Group’s ratio. Tangible equity-to-assets ratios for the Company and the Peer Group equaled 10.7% and 12.0%, respectively. The increase in Peoples Federal Bancshares’ pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. At the same time, the Company’s higher pro forma capitalization will initially depress return on equity. Both Peoples Federal Bancshares’ and the Peer Group’s capital ratios reflected capital surpluses with respect to the regulatory capital requirements.

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Peoples Federal Bancshares and the Peer Group. The Company’s loans-to-assets ratio of 77.5% was above the comparable Peer Group ratio of 61.4%. Comparatively, the Company’s cash and investments-to-assets ratio of 17.7% was below the comparable ratio for the Peer Group of 33.9%. Overall, Peoples Federal Bancshares’ interest-earning assets amounted to 95.2% of assets, which approximated the comparable Peer Group ratio of 95.3%. The Peer Group’s non-interest earning assets included bank-owned life insurance (“BOLI”) equal to 1.6% of assets and goodwill/intangibles equal to 0.3% of assets, while the Company maintained BOLI equal to 2.4% of assets and a zero balance of goodwill and intangibles.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.7

Table 3.2

Balance Sheet Composition and Growth Rates

Comparable Institution Analysis

As of December 31, 2009

	Balance Sheet as a Percent of Assets
	Cash & Equivalents	MBS & Invest	BOLI	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth
Peoples Federal Bancshares
December 31, 2009	16.6%	1.1%	2.4%	77.5%	76.8%	11.2%	0.0%	10.7%	0.0%	10.7%

All Public Companies
Averages	4.7%	20.4%	1.4%	68.7%	70.9%	15.9%	0.5%	11.5%	0.9%	10.7%
Medians	3.7%	18.1%	1.4%	70.1%	71.8%	14.2%	0.0%	10.3%	0.0%	9.4%

State of MA
Averages	3.4%	22.8%	1.4%	68.4%	68.2%	17.1%	0.3%	13.7%	0.9%	12.8%
Medians	3.3%	19.8%	1.4%	70.5%	68.2%	15.7%	0.0%	14.2%	0.0%	11.6%

Comparable Group
Averages	3.4%	30.5%	1.6%	61.4%	61.1%	25.7%	0.0%	12.4%	0.3%	12.0%
Medians	2.4%	24.0%	1.5%	67.0%	61.0%	25.4%	0.0%	10.4%	0.0%	9.4%

Comparable Group
BFED Beacon Federal Bancorp of NY (1)	1.1%	19.2%	1.0%	76.1%	63.7%	26.5%	0.0%	9.4%	0.0%	9.4%
ESSA ESSA Bancorp, Inc. of PA	2.1%	23.3%	1.5%	70.6%	38.7%	42.7%	0.0%	17.6%	0.0%	17.6%
ESBK Elmira Savings Bank, FSB of NY (1)	7.2%	24.7%	1.5%	62.0%	71.2%	17.2%	0.0%	10.7%	2.6%	8.1%
LSBX LSB Corp. of No. Andover MA (1)	2.3%	31.2%	1.4%	63.4%	58.4%	31.6%	0.0%	9.5%	0.0%	9.5%
MFLR Mayflower Bancorp, Inc. of MA	6.3%	39.6%	0.0%	49.9%	87.7%	3.5%	0.0%	8.3%	0.0%	8.3%
NFSB Newport Bancorp, Inc. of RI	4.2%	12.4%	2.3%	76.6%	57.1%	30.8%	0.0%	11.2%	0.0%	11.2%
ROME Rome Bancorp, Inc. of Rome NY	2.3%	4.4%	2.9%	86.6%	65.7%	14.5%	0.0%	18.3%	0.0%	18.3%
THRD TF Financial Corp. of Newtown PA	1.8%	18.6%	2.4%	74.4%	77.4%	11.2%	0.0%	10.0%	0.6%	9.4%
WVFC WVS Financial Corp. of PA	4.4%	78.9%	0.0%	15.3%	36.9%	54.3%	0.0%	7.8%	0.0%	7.8%
WFD Westfield Financial Inc. of MA	2.4%	52.4%	3.3%	39.4%	54.4%	24.2%	0.0%	20.8%	0.0%	20.8%

	Balance Sheet Annual Growth Rates							Regulatory Capital
	Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. & Subdebt	Net Worth	Tng Net Worth	Tangible	Core	Reg. Cap.
Peoples Federal Bancshares
December 31, 2009	8.17%	70.65%	0.18%	17.47%	-27.02%	5.56%	5.56%	10.68%	10.68%	17.27%

All Public Companies
Averages	5.72%	14.83%	2.83%	12.99%	-15.55%	3.32%	3.74%	10.06%	9.95%	16.41%
Medians	3.34%	10.37%	1.08%	10.15%	-15.19%	0.91%	0.89%	9.22%	9.15%	13.87%

State of MA
Averages	8.02%	8.54%	7.28%	15.20%	-9.52%	6.01%	4.59%	14.17%	11.26%	17.77%
Medians	3.13%	12.72%	2.69%	10.44%	-14.64%	0.17%	0.17%	14.17%	10.49%	15.68%

Comparable Group
Averages	2.36%	7.58%	1.92%	9.05%	-12.30%	7.49%	4.53%	8.04%	7.95%	13.10%
Medians	3.56%	1.33%	0.48%	8.62%	-7.79%	0.07%	0.04%	8.04%	7.95%	13.10%

Comparable Group
BFED Beacon Federal Bancorp of NY (1)	6.07%	-0.70%	6.56%	15.15%	-8.98%	0.10%	0.10%	NA	NA	NA
ESSA ESSA Bancorp, Inc. of PA	0.12%	-5.20%	1.59%	7.05%	-2.79%	-6.13%	-6.13%	NA	NA	NA
ESBK Elmira Savings Bank, FSB of NY (1)	9.37%	48.11%	-2.40%	5.53%	14.53%	34.50%	NM	NA	NA	NA
LSBX LSB Corp. of No. Andover MA (1)	10.66%	-1.55%	18.62%	17.73%	-6.59%	49.21%	49.21%	NA	NA	NA
MFLR Mayflower Bancorp, Inc. of MA	1.05%	16.64%	-7.07%	4.29%	-46.52%	6.52%	6.60%	NA	7.86%	NA
NFSB Newport Bancorp, Inc. of RI	6.14%	3.35%	5.55%	14.33%	-2.73%	-5.38%	-5.38%	NA	NA	NA
ROME Rome Bancorp, Inc. of Rome NY	-2.36%	22.48%	-4.30%	5.20%	-27.83%	0.03%	0.03%	NA	NA	NA
THRD TF Financial Corp. of Newtown PA	-2.97%	-6.88%	-2.79%	12.83%	-52.28%	3.97%	4.25%	NA	NA	NA
WVFC WVS Financial Corp. of PA	-11.96%	-14.92%	4.10%	-1.85%	-19.01%	-3.05%	-3.05%	8.04%	8.04%	13.10%
WFD Westfield Financial Inc. of MA	7.43%	14.44%	-0.63%	10.19%	29.23%	-4.86%	-4.86%	NA	NA	NA

(1)	Financial information is for the quarter ending September 30, 2009.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.8

Peoples Federal Bancshares’ funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group’s funding composition. The Company’s deposits equaled 76.8% of assets, which was above the Peer Group’s ratio of 61.1%. Comparatively, the Company maintained a lower level of borrowings than the Peer Group, as indicated by borrowings-to-assets ratios of 11.2% and 25.7% for Peoples Federal Bancshares and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 88.0% and 86.8%, respectively, with the Peer Group’s lower ratio supported by maintenance of a higher capital position.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Company’s IEA/IBL ratio is slightly lower than the Peer Group’s ratio, based on IEA/IBL ratios of 108.2% and 109.8%, respectively. The additional capital realized from stock proceeds should serve to provide Peoples Federal Bancshares with an IEA/IBL ratio that exceeds the Peer Group’s ratio, as the increase in capital provided by the infusion of stock proceeds will serve to lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Peoples Federal Bancshares’ and the Peer Group’s growth rates are based on annual growth rates for the fifteen and twelve months ended December 31, 2009, respectively, or the most recent twelve month period available for the Peer Group companies. Peoples Federal Bancshares recorded asset growth of 8.2%, which exceeded the Peer Group’s asset growth rate of 2.4%. Asset growth for Peoples Federal Bancshares was primarily sustained through growth of cash and cash equivalents (70.7% growth rate) supplemented with very modest growth of loans (0.2% growth rate). Asset growth for the Peer Group was sustained by a 1.9% increase in loans and a 7.6% increase in cash and investments.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.9

Asset growth for Peoples Federal Bancshares was funded with a 17.5% increase in deposits, which funded a 27.0% reduction in borrowings as well. Similarly, deposit growth of 9.1% funded the Peer Group’s asset growth, as well as a 12.3% decrease in borrowings. The Company’s capital increased at an annualized rate of 5.6% during the 15 month period, which was mostly related to the retention of earnings. Comparatively, the Peer Group’s capital increased by 7.5% during the twelve month period, which was supported by retention of earnings as well as the receipt of TARP funds by a few of the Peer Group companies. The Company’s post-conversion capital growth rate will initially be constrained by maintenance of a higher pro forma capital position. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Company’s capital growth rate in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays statements of operations for the Company and the Peer Group. The Company’s and the Peer Group’s ratios are based on earnings for the twelve months ended December 31, 2009, unless otherwise indicated for the Peer Group companies. Peoples Federal Bancshares and the Peer Group reported net income average assets ratios of 0.57% and 0.60%, respectively. Higher levels of net interest income and net gains and a lower level of loan loss provisions represented earnings advantages for the Company, while a higher level of non-interest operating income and a lower level of operating expenses represented earnings advantages for the Peer Group.

The Company’s stronger net interest margin was realized through maintenance of a lower interest expense ratio, which was partially offset by the Peer Group higher interest income ratio. The Peer Group’s higher interest income ratio was supported by maintaining a slightly higher overall yield earned on interest-earning assets (5.12% versus 5.06% for the Company) and a slightly higher concentration of assets maintained in interest-earning assets. The Company’s lower interest expense ratio was supported by a lower cost of funds (2.17% versus 2.37% for the Peer Group), which was partially offset by the Peer Group’s slightly lower level of interest-bearing liabilities. Overall, Peoples Federal Bancshares and the Peer Group reported net interest income to average assets ratios of 2.98% and 2.81%, respectively.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.10

Table 3.3

Income as Percent of Average Assets and Yields, Costs, Spreads

Comparable Institution Analysis

For the 12 Months Ended December 31, 2009

	Net Income	Net Interest Income				NII After Provis.	Other Income			Total Other Income
		Income	Expense	NII	Loss Provis. on IEA		Loan Fees	R.E. Oper.	Other Income

Peoples Federal Bancshares
December 31, 2009	0.57%	4.76%	1.77%	2.98%	0.03%	2.96%	0.00%	0.00%	0.29%	0.29%

All Public Companies
Averages	-0.09%	4.98%	2.07%	2.91%	0.85%	2.06%	0.02%	-0.06%	0.80%	0.76%
Medians	0.28%	5.00%	2.02%	2.94%	0.45%	2.37%	0.00%	0.00%	0.60%	0.58%

State of MA
Averages	0.21%	4.87%	1.93%	2.94%	0.40%	2.54%	0.01%	-0.02%	0.49%	0.48%
Medians	0.33%	4.89%	1.85%	2.96%	0.26%	2.70%	0.00%	-0.01%	0.46%	0.43%

Comparable Group
Averages	0.60%	4.87%	2.06%	2.81%	0.23%	2.58%	0.01%	-0.01%	0.51%	0.51%
Medians	0.56%	5.11%	2.08%	2.91%	0.18%	2.69%	0.00%	0.00%	0.45%	0.46%

Comparable Group
BFED Beacon Federal Bancorp of NY (1)	0.60%	5.37%	2.74%	2.63%	0.85%	1.78%	0.00%	0.00%	0.49%	0.49%
ESSA ESSA Bancorp, Inc. of PA	0.53%	5.00%	2.19%	2.81%	0.16%	2.65%	0.05%	-0.12%	0.72%	0.65%
ESBK Elmira Savings Bank, FSB of NY (1)	0.91%	5.21%	2.02%	3.19%	0.22%	2.96%	0.00%	0.00%	1.07%	1.07%
LSBX LSB Corp. of No. Andover MA (1)	0.94%	5.23%	2.81%	2.41%	0.20%	2.21%	0.03%	-0.01%	0.30%	0.32%
MFLR Mayflower Bancorp, Inc. of MA	0.47%	4.67%	1.59%	3.08%	0.03%	3.05%	0.04%	-0.03%	0.41%	0.42%
NFSB Newport Bancorp, Inc. of RI	0.16%	5.15%	2.14%	3.01%	0.13%	2.88%	0.00%	0.00%	0.54%	0.54%
ROME Rome Bancorp, Inc. of Rome NY	0.92%	5.17%	1.27%	3.90%	0.09%	3.81%	0.00%	0.00%	0.73%	0.73%
THRD TF Financial Corp. of Newtown PA	0.63%	5.07%	1.94%	3.13%	0.41%	2.73%	0.01%	0.05%	0.31%	0.37%
WVFC WVS Financial Corp. of PA	0.34%	3.34%	2.17%	1.17%	-0.08%	1.25%	0.00%	0.00%	0.17%	0.17%
WFD Westfield Financial Inc. of MA	0.47%	4.49%	1.71%	2.78%	0.33%	2.44%	0.00%	-0.01%	0.39%	0.38%

	G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads			MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
	G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld-Cost Spread
Peoples Federal Bancshares
December 31, 2009	2.50%	0.00%	0.17%	0.00%	5.06%	2.17%	2.89%	$7,205	38.64%
All Public Companies
Averages	2.71%	0.11%	-0.06%	0.03%	5.29%	2.39%	2.90%	$6,125	31.55%
Medians	2.72%	0.00%	0.00%	0.00%	5.28%	2.39%	2.93%	$4,803	32.10%
State of MA
Averages	2.55%	0.02%	-0.11%	0.00%	5.14%	2.27%	2.87%	$4,806	32.60%
Medians	2.73%	0.00%	-0.02%	0.00%	5.16%	2.23%	2.92%	$4,985	32.93%
Comparable Group
Averages	2.33%	0.01%	0.01%	0.00%	5.12%	2.37%	2.75%	$5,902	31.29%
Medians	2.45%	0.00%	-0.02%	0.00%	5.36%	2.33%	2.80%	$4,921	30.08%
Comparable Group
BFED Beacon Federal Bancorp of NY (1)	1.60%	0.00%	-0.17%	0.00%	5.55%	3.05%	2.49%	NM	NM
ESSA ESSA Bancorp, Inc. of PA	2.53%	0.00%	0.02%	0.00%	5.20%	2.71%	2.49%	$5,809	28.99%
ESBK Elmira Savings Bank, FSB of NY (1)	2.89%	0.05%	-0.09%	0.00%	5.56%	2.29%	3.27%	NM	41.57%
LSBX LSB Corp. of No. Andover MA (1)	1.67%	0.00%	-0.01%	0.00%	5.40%	3.11%	2.29%	NM	NM
MFLR Mayflower Bancorp, Inc. of MA	3.14%	0.01%	0.35%	0.00%	4.96%	1.74%	3.22%	$3,727	31.17%
NFSB Newport Bancorp, Inc. of RI	2.97%	0.00%	-0.06%	0.00%	5.50%	2.44%	3.06%	NM	47.59%
ROME Rome Bancorp, Inc. of Rome NY	3.15%	0.00%	0.03%	0.00%	5.52%	1.58%	3.94%	NM	31.52%
THRD TF Financial Corp. of Newtown PA	2.37%	0.00%	0.15%	0.00%	5.32%	2.18%	3.14%	$4,032	23.61%
WVFC WVS Financial Corp. of PA	0.86%	0.00%	-0.04%	0.00%	3.38%	2.37%	1.00%	$10,040	28.25%
WFD Westfield Financial Inc. of MA	2.12%	0.00%	-0.10%	0.00%	4.82%	2.27%	2.55%	NM	17.65%

(1)	Financial information is for the quarter ending September 30, 2009.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.11

In another key area of core earnings strength, the Peer Group maintained a lower level of operating expenses than the Company. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 2.50% and 2.34%, respectively. The Company’s higher operating expense ratio is reflective of the higher costs associated with operating in a large metropolitan area, as the Peer Group’s lower operating expense ratio was achieved notwithstanding maintenance of a comparatively lower ratio of assets per full time equivalent employees. Assets per full time equivalent employee equaled $7.2 million for Peoples Federal Bancshares versus $5.9 million for the Peer Group. On a post-offering basis, the Company’s operating expenses can be expected to increase with the addition of stock benefit plans and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group’s operating expenses. At the same time, Peoples Federal Bancshares’ capacity to leverage operating expenses will be greater than the Peer Group’s leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift’s earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Company’s and the Peer Group’s earnings were comparable. Expense coverage ratios posted by Peoples Federal Bancshares and the Peer Group equaled 1.19x and 1.20x, respectively.

Sources of non-interest operating income provided a larger contribution to the Peer Group’s earnings, with such income amounting to 0.29% and 0.51% of Peoples Federal Bancshares’s and the Peer Group’s average assets, respectively. The Company’s relatively low earnings contribution realized from non-interest operating

RP® Financial, LC.	PEER GROUP ANALYSIS
III.12

income is indicative of its limited diversification into areas that generate revenues from non-interest sources. Taking non-interest operating income into account in comparing the Company’s and the Peer Group’s earnings, Peoples Federal Bancshares’ efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 76.5% percent was less favorable than the Peer Group’s efficiency ratio of 70.2%.

Loan loss provisions had a larger impact on the Peer Group’s earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.03% and 0.23% of average assets, respectively. The level of loan provisions established by both the Company and the Peer Group was indicative of their relatively favorable credit quality measures.

Net gains realized from the sale of assets had a larger impact on the Company’s earnings, as the Company and the Peer Group reported net gains equal to 0.17% and 0.01% of average assets, respectively. Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution’s core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, which accounted for about half of the Company’s net gains recorded during the twelve month period, such gains may be considered to be an ongoing activity for an institution and, therefore, warrant some consideration as a core earnings factor. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Extraordinary items were not a factor in either the Company’s or the Peer Group’s earnings.

Taxes had a larger impact on the Company’s earnings, as the Company and the Peer Group posted effective tax rates of 38.64% and 31.29%, respectively. As indicated in the prospectus, the Company’s effective marginal tax rate is equal to 40.2%.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.13

Loan Composition

Table 3.4 presents data related to the Company’s and the Peer Group’s loan portfolio compositions (including the investment in mortgage-backed securities). The Company’s loan portfolio composition reflected a lower concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (47.9% of assets versus 54.4% for the Peer Group). The Company maintained a higher concentration of 1-4 family permanent mortgage loans, which was more than offset by the higher concentration of mortgage-backed securities maintained by the Peer Group. Loans serviced for others equaled 9.4% and 7.8% of the Company’s and the Peer Group’s assets, respectively, thereby indicating a slightly greater influence of loan servicing income on the Company’s earnings. Both the Company and the Peer Group maintained very modest balances of loan servicing intangibles.

Diversification into higher risk and higher yielding types of lending was fairly comparable for the Company and the Peer Group. Commercial real estate/multi-family loans represented the most significant area of lending diversification for the Company (21.5% of assets), followed by consumer loans, inclusive of home equity loans and lines of credit, (4.5% of assets). Likewise, the Peer Group’s lending diversification also consisted primarily of commercial real estate/multi-family loans (15.8% of assets), with other areas of lending diversification reflecting fairly even distribution between commercial business loans (4.9% of assets), consumer loans (3.3% of assets) and construction/land loans (3.2% of assets). Lending diversification for the Company also included commercial business loans (0.9% of assets) and construction/land loans (3.6% of assets). Overall, the composition of the Company’s assets provides for a slightly higher risk weighted assets-to-assets ratio compared to the Peer Group’s ratio (65.50% versus 62.99% for the Peer Group).

RP® Financial, LC.	PEER GROUP ANALYSIS
III.14

Table 3.4

Loan Portfolio Composition and Related Information

Comparable Institution Analysis

As of December 31, 2009

		Portfolio Composition as a Percent of Assets
Institution		MBS	1-4 Family	Constr. & Land	5+Unit Comm RE	Commerc. Business	Consumer	RWA/ Assets	Serviced For Others	Servicing Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)

Peoples Federal Bancshares		0.20%	47.65%	3.59%	21.52%	0.94%	4.48%	65.50%	$45,530	$160

All Public Companies
Averages		12.48%	35.14%	5.33%	22.06%	4.64%	2.47%	65.98%	$644,274	$6,356
Medians		10.12%	35.37%	4.06%	20.03%	3.52%	0.66%	66.52%	$48,190	$152

State of MA
Averages		14.11%	29.46%	3.88%	27.31%	7.10%	2.81%	69.99%	$60,984	$294
Medians		9.85%	32.22%	4.45%	26.20%	7.53%	0.50%	71.08%	$48,190	$148

Comparable Group
Averages		19.63%	34.79%	3.18%	15.82%	4.90%	3.33%	62.99%	$52,750	$357
Medians		15.78%	35.13%	2.53%	14.36%	3.09%	0.32%	62.53%	$31,105	$224

Comparable Group
BFED	Beacon Federal Bancorp of NY (1)	15.03%	37.37%	2.25%	12.78%	9.45%	15.99%	75.28%	$125,030	$900
ESSA	ESSA Bancorp, Inc. of PA	16.53%	63.14%	0.83%	5.15%	1.88%	0.18%	47.86%	$43,890	$323
ESBK	Elmira Savings Bank, FSB of NY (1)	13.91%	32.89%	0.37%	12.12%	7.59%	7.84%	58.72%	$128,130	$1,018
LSBX	LSB Corp. of No. Andover MA (1)	22.18%	19.64%	7.78%	34.46%	3.97%	0.08%	67.64%	$18,320	$0
MFLR	Mayflower Bancorp, Inc. of MA	25.07%	30.59%	4.81%	11.14%	2.20%	0.66%	56.71%	$85,190	$506
NFSB	Newport Bancorp, Inc. of RI	9.78%	47.04%	2.81%	27.05%	0.41%	0.05%	65.64%	$5,450	$0
ROME	Rome Bancorp, Inc. of Rome NY	0.00%	52.91%	1.33%	15.93%	9.45%	7.59%	74.08%	$18,100	$125
THRD	TF Financial Corp. of Newtown PA	11.48%	49.62%	5.83%	18.26%	0.94%	0.36%	58.89%	$92,240	$696
WVFC	WVS Financial Corp. of PA	38.88%	6.01%	4.95%	3.29%	1.00%	0.28%	61.24%	$0	$0
WFD	Westfield Financial Inc. of MA	43.43%	8.67%	0.83%	18.04%	12.11%	0.27%	63.82%	$11,150	$0

(1)	Financial information is for the quarter ending September 30, 2009.

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.15

Table 3.5

Interest Rate Risk Measures and Net Interest Income Volatility

Comparable Institution Analysis

As of December 31, 2009 or Most Recent Date Available

		Balance Sheet Measures
		Equity/ Assets	IEA/ IBL	Non-Earn. Assets/ Assets	Quarterly Change in Net Interest Income
Institution					12/31/2009	9/30/2009	6/30/2009	3/31/2009	12/31/2008	9/30/2008
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)

Peoples Federal Bancshares		10.7%	108.2%	4.8%	-1	-19	-12	-19	-15	29

All Public Companies		10.6%	106.9%	6.1%	6	7	0	-4	-3	10
State of MA		12.8%	110.9%	5.3%	15	9	3	-10	-1	12

Comparable Group
Averages		12.0%	110.1%	4.7%	9	3	-7	-6	0	8
Medians		9.5%	107.3%	4.8%	5	6	3	-3	-4	8

Comparable Group
BFED	Beacon Federal Bancorp of NY (1)	9.4%	106.9%	3.6%	NA	5	5	9	-21	22
ESSA	ESSA Bancorp, Inc. of PA	17.6%	117.9%	4.0%	0	-2	6	1	-6	3
ESBK	Elmira Savings Bank, FSB of NY (1)	8.1%	106.2%	6.1%	NA	20	-62	34	7	22
LSBX	LSB Corp. of No. Andover MA (1)	9.5%	107.7%	3.1%	NA	11	4	6	-15	9
MFLR	Mayflower Bancorp, Inc. of MA	8.3%	105.0%	4.3%	33	7	2	-16	-1	11
NFSB	Newport Bancorp, Inc. of RI	11.2%	106.0%	6.8%	14	9	5	-11	4	-12
ROME	Rome Bancorp, Inc. of Rome NY	18.3%	116.4%	6.7%	9	-1	-2	-9	3	4
THRD	TF Financial Corp. of Newtown PA	9.4%	106.8%	5.3%	5	12	6	10	-7	12
WVFC	WVS Financial Corp. of PA	7.8%	108.2%	1.3%	-3	-26	-16	-77	42	6
WFD	Westfield Financial Inc. of MA	20.8%	119.9%	5.8%	4	-1	-14	-6	-9	5

(1)	Financial information is for the quarter ending September 30, 2009.

NA=Change is greater than 100 basis points during the quarter.

Source:

SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.16

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group. In terms of balance sheet composition, Peoples Federal Bancshares’ interest rate risk characteristics were considered to be slightly less favorable relative to the comparable measures for the Peer Group. Most notably, the Company’s tangible equity-to-assets ratio and IEA/IBL ratio were slightly below the comparable Peer Group ratios. The Company’s level of non-interest earning assets approximated the Peer Group’s ratio. On a pro forma basis, the infusion of stock proceeds should serve to provide the Company with comparative advantages over the Peer Group’s balance sheet interest rate risk characteristics, with respect to the increases that will be realized in Company’s equity-to-assets and IEA/IBL ratios.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Peoples Federal Bancshares and the Peer Group. In general, the more significant fluctuations in the Company’s ratios implied that the interest rate risk associated with the Company’s net interest income was greater in comparison to the Peer Group, based on the interest rate environment that prevailed during the period covered in Table 3.5. The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as interest rate sensitive liabilities will be funding a lower portion of Peoples Federal Bancshares’ assets and the proceeds will be substantially deployed into interest-earning assets.

Credit Risk

Overall, based on a comparison of credit quality measures, the Company’s credit risk exposure was considered to be slightly greater than Peer Group’s. As shown in Table 3.6, the Company’s non-performing assets/assets and non-performing loans/loans ratios equaled 1.08% and 1.40%, respectively, versus comparable measures of 0.59% and 0.95% for the Peer Group. The Company’s and Peer Group’s loss reserves as a percent of non-performing loans equaled 60.15% and 128.80%, respectively. Loss reserves maintained as percent of net loans receivable equaled 0.84% for the Company, versus 1.15% for the Peer Group. Net loan charge-offs were lower for the Company, as net loan charge-offs for the Company equaled 0.05% of loans versus 0.27% of loans for the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.17

Table 3.6

Credit Risk Measures and Related Information

Comparable Institution Analysis

As of December 31, 2009 or Most Recent Date Available

Institution		REO/ Assets	NPAs & 90+Del/ Assets	NPLs/ Loans	Rsrves/ Loans	Rsrves/ NPLs	Rsrves/ NPAs & 90+Del	Net Loan Chargoffs	NLCs/ Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)

Peoples Federal Bancshares		0.00%	1.08%	1.40%	0.84%	60.15%	60.15%	$185	0.05%

All Public Companies
Averages		0.45%	3.24%	3.40%	1.49%	69.04%	50.16%	$1,395	0.65%
Medians		0.19%	2.56%	2.86%	1.28%	50.84%	37.66%	$415	0.17%

State of MA
Averages		0.11%	1.50%	1.94%	1.18%	106.26%	66.79%	$662	0.33%
Medians		0.10%	0.93%	1.15%	1.12%	62.47%	57.14%	$214	0.14%

Comparable Group
Averages		0.08%	0.59%	0.95%	1.15%	128.80%	96.14%	$376	0.27%
Medians		-0.01%	0.57%	0.79%	1.01%	117.91%	105.97%	$71	0.07%

Comparable Group
BFED	Beacon Federal Bancorp of NY (1)	0.00%	1.23%	1.48%	1.88%	124.51%	116.05%	$1,600	0.77%
ESSA	ESSA Bancorp, Inc. of PA (1)	0.17%	0.99%	1.05%	0.84%	75.20%	56.39%	$111	0.06%
ESBK	Elmira Svngs Bank, FSB of NY (1)	0.00%	0.68%	0.93%	1.02%	109.63%	89.21%	$94	0.11%
LSBX	LSB Corp. of No. Andover MA (1)	0.00%	0.36%	0.58%	1.34%	225.83%	215.88%	$8	0.01%
MFLR	Mayflower Bancorp, Inc. of MA (1)	0.26%	0.43%	0.32%	1.02%	323.93%	121.32%	$44	0.14%
NFSB	Newport Bancorp, Inc. of RI (1)	0.00%	0.00%	0.00%	0.98%	0.00%	0.00%	$1	0.00%
ROME	Rome Bancorp, Inc. of Rome NY	0.00%	0.58%	0.67%	0.74%	111.33%	111.33%	$49	0.07%
THRD	TF Fin. Corp. of Newton PA (1)	0.18%	0.58%	0.58%	0.97%	138.54%	104.76%	$102	0.08%
WVFC	WVS Fiancial Corp. of PA	0.00%	0.42%	2.72%	1.07%	39.30%	39.30%	$0	0.00%
WFD	Westfield Fin. Inc. of MA	0.14%	0.60%	1.15%	1.60%	139.76%	107.19%	$1,752	1.47%

(1)	Financial information is for the quarter ending September 30, 2009.

Source:

Audited and unaudited financial statements, corporate reports and offering circulars, and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2008 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS
III.18

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology, prepared pursuant to the regulatory valuation guidelines, and valuation adjustments and assumptions used to determine the estimated pro forma market value of the common stock to be issued in conjunction with the Company’s conversion transaction.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes “fundamental analysis” techniques. Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock. Throughout the conversion process, RP Financial will: (1) review changes in Peoples Federal Bancshares’ operations and financial condition; (2) monitor Peoples Federal Bancshares’ operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending conversion offerings (including those in the offering phase), both regionally and nationally. If material changes should occur during the conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Peoples Federal Bancshares’ value, or Peoples Federal Bancshares’ value alone. To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area,

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

1.	Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

•

Overall A/L Composition. In comparison to the Peer Group, the Company’s interest-earning asset composition showed a higher concentration of loans and a lower concentration of investments. The Company and the Peer Group reflected comparable levels of diversification into higher risk and higher yielding types of loans. Overall, in comparison to the Peer Group, the Company’s interest-earning asset composition provided for a similar yield earned on interest-earning assets and a slightly higher risk weighted assets-to-assets ratio. Peoples Federal Bancshares’ funding composition reflected a higher level of deposits and a lower level of borrowings than the comparable Peer Group ratios, which translated into a lower cost of funds for the Company. Overall, as a percent of assets, the Company maintained a similar level of interest-earning assets and a slightly higher level of interest-bearing liabilities compared to the Peer Group’s ratios, which resulted in a slightly higher IEA/IBL ratio for the Peer Group. After factoring in the impact of the net stock proceeds, the Company’s IEA/IBL ratio should exceed the Peer Group’s ratio. On balance, RP Financial concluded that asset/liability composition was a slightly positive factor in our adjustment for financial condition.

•

Credit Quality. The Company’s ratios for non-performing assets and non-performing loans were slightly less favorable than the comparable Peer Group ratios. Loss reserves as a percent of non-performing loans and as a percent of loans were higher for the Peer Group. Net loan charge-offs were a slightly larger factor for the Peer Group. As noted above, the Company’s risk weighted assets-to-assets ratio was slightly higher than the Peer Group’s ratio. Overall, RP Financial concluded that credit quality was a slightly negative factor in our adjustment for financial condition.

•	Balance Sheet Liquidity. The Company operated with a lower level of cash and investment securities relative to the Peer Group (17.7% of assets versus

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

33.9% for the Peer Group). Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as the proceeds retained at the holding company level will be initially deployed into investments. The Company’s future borrowing capacity was considered to be greater than the Peer Group’s, given the higher level of borrowings currently funding the Peer Group’s assets. Overall, RP Financial concluded that balance sheet liquidity was a slightly positive factor in our adjustment for financial condition.

•

Funding Liabilities. The Company’s interest-bearing funding composition reflected a higher concentration of deposits and a lower concentration of borrowings relative to the comparable Peer Group ratios, which translated into a lower cost of funds for the Company. Total interest-bearing liabilities as a percent of assets were slightly higher for the Company compared to the Peer Group’s ratio, which was attributable to Peoples Federal Bancshares’ lower capital position. Following the stock offering, the increase in the Company’s capital position will reduce the level of interest-bearing liabilities funding the Company’s assets. Overall, RP Financial concluded that funding liabilities were a slightly positive factor in our adjustment for financial condition.

•

Capital. The Company currently operates with a lower equity-to-assets ratio than the Peer Group. However, following the stock offering, Peoples Federal Bancshares’ pro forma capital position will exceed the Peer Group’s equity-to-assets ratio. The increase in the Company’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets. At the same time, the Company’s more significant capital surplus will likely result in a lower ROE. On balance, RP Financial concluded that capital strength was a slightly positive factor in our adjustment for financial condition.

On balance, Peoples Federal Bancshares’ balance sheet strength was considered to be more favorable than the Peer Group’s and, thus, a slight upward adjustment was applied for the Company’s financial condition.

2.	Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation are described below.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

•

Reported Earnings. The Company’s reported earnings were comparable to the Peer Group’s on a ROAA basis (0.57% of average assets versus 0.60% for the Peer Group). The Company maintained more favorable ratios for net interest income, loan loss provisions and net gains, which were offset by the Peer Group’s more favorable ratios for non-interest operating income operating expenses and effective tax rate. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Company’s earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with operating as a publicly-traded company and the implementation of stock benefit plans. Overall, the Company’s pro forma reported earnings were considered to be fairly comparable to the Peer Group’s and, thus, RP Financial concluded that no adjustment was appropriate for the Company’s reported earnings.

•

Core Earnings. Net interest income, operating expenses, non-interest operating income and loan loss provisions were reviewed in assessing the relative strengths and weaknesses of the Company’s and the Peer Group’s core earnings. In these measures, the Company operated with a higher net interest margin, a higher operating expense ratio and a lower level of non-interest operating income. The Company’s higher ratios for net interest income and operating expenses translated into a similar expense coverage ratio in comparison to the Peer Group’s ratio (equal to 1.19x versus 1.20X for the Peer Group). Comparatively, the Company’s efficiency ratio of 76.5% was less favorable than the Peer Group’s efficiency ratio of 70.2%, as the result of the Peer Group’s higher level of non-interest operating income. Loan loss provisions had a more significant impact on the Peer Group’s earnings. Overall, these measures, as well as the expected earnings benefits the Company should realize from the redeployment of stock proceeds into interest-earning assets and leveraging of post-conversion capital, which will be somewhat negated by expenses associated with the stock benefit plans and operating as a publicly-traded company, indicate that the Company’s pro forma core earnings will be fairly comparable to the Peer Group’s core earnings. Therefore, RP Financial concluded that this was a neutral factor in our adjustment for profitability, growth and viability of earnings.

•

Interest Rate Risk. Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated a higher degree of volatility was associated with the Company’s net interest margin. Other measures of interest rate risk, such as capital and IEA/IBL ratios as well level of non-interest earning assets were in general slightly more favorable for the Peer Group. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with equity-to-assets and IEA/ILB ratios that will be above the Peer Group ratios, as well as enhance the stability of the Company’s net interest margin through the reinvestment of stock proceeds into interest-earning assets. On balance, RP Financial concluded that interest rate risk was a neutral factor in our adjustment for profitability, growth and viability of earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

•

Credit Risk. Loan loss provisions were a larger factor in the Peer Group’s earnings (0.23% of average assets versus 0.03% of average assets for the Company). In terms of future exposure to credit quality related losses, the Company maintained a higher concentration of assets in loans, while lending diversification into higher risk types of loans was similar for the Company and the Peer Group. Credit quality measures for non-performing assets and loss reserves as a percent of non-performing loans and loans were more favorable for the Peer Group. Overall, RP Financial concluded that credit risk was a slightly negative factor in our adjustment for profitability, growth and viability of earnings.

•

Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company maintained a more favorable interest rate spread than the Peer Group, which would tend to support a stronger net interest margin going forward for the Company. Second, the infusion of stock proceeds will provide the Company with more significant growth potential through leverage than currently maintained by the Peer Group. Third, the Peer Group’s higher ratio of non-interest operating income and lower operating expense ratio were viewed as advantages to sustain earnings growth during periods when net interest margins come under pressure as the result of adverse changes in interest rates. Overall, earnings growth potential was considered to be a slightly positive factor in our adjustment for profitability, growth and viability of earnings.

•

Return on Equity. Currently, the Company’s core ROE is similar to the Peer Group’s ROE. Accordingly, as the result of the significant increase in capital that will be realized from the infusion of net stock proceeds into the Company’s equity, the Company’s pro forma return on equity on a core earnings basis will be less than the Peer Group’s return on equity ratio. Accordingly, this was a slightly negative factor in the adjustment for profitability, growth and viability of earnings.

On balance, Peoples Federal Bancshares’ pro forma earnings strength was considered to be comparable to the Peer Group’s and, thus, no adjustment was applied for profitability, growth and viability of earnings.

3.	Asset Growth

The Company’s asset growth rate exceeded the Peer Group’s growth rate during the period covered in our comparative analysis, based on growth rates of 8.2% and 2.4%, respectively. Asset growth for the Company largely consisted of lower yielding cash and cash equivalents, while the Peer Group’s asset growth consisted of a

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

combination of loans and cash and investments. On a pro forma basis, the Company’s tangible equity-to-assets ratio will exceed the Peer Group’s tangible equity-to-assets ratio, indicating greater leverage capacity for the Company. On balance, a slight upward adjustment was applied for asset growth.

4.	Primary Market Area

The general condition of an institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Peoples Federal Bancshares serves the Boston metropolitan area through the main office and five branch locations. Operating in a relatively slow growing densely populated market area provides the Company with growth opportunities, but such growth must be achieved in a highly competitive market environment. The Company competes against significantly larger institutions that provide a larger array of services and have significantly larger branch networks than maintained by Peoples Federal Bancshares. The competitiveness of the market area is highlighted by the Company’s relatively low market share of deposits in the counties where its branches are maintained.

The Peer Group companies generally operate in less densely populated markets compared to Suffolk County, where the Company is headquartered and maintains most of its branches. Population growth for the primary market area counties served by the Peer Group companies reflect a wide range of growth rates, but overall population growth rates in the markets served by the Peer Group companies were viewed to be fairly comparable to Suffolk County’s historical and projected population growth rates. Suffolk County has a slightly high per capita income compared to the Peer Group’s average per capita income, while the Peer Group companies also generally operate in markets with a lower cost of living than Suffolk County. The average and median deposit market shares maintained by the Peer Group companies were significantly above the Company’s market share of deposits in Suffolk County. Overall, the degree of competition faced by the Peer Group companies was viewed as significantly less than faced by the Company, while the growth potential in the markets served by the Peer Group companies was for the most part viewed to be similar as provided by the

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

Company’s primary market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-4. As shown in Table 4.1, the average unemployment rate for the primary market area counties served by the Peer Group companies was comparable to the unemployment rate reflected for Suffolk County. On balance, we concluded that no adjustment was appropriate for the Company’s market area.

Table 4.1

Market Area Unemployment Rates

Peoples Federal Bancshares and the Peer Group Companies(1)

	County	December 2009 Unemployment

Peoples Federal Bancshares – MA	Suffolk	8.5%

Peer Group Average		8.9%

Beacon Federal Bancorp. – NY	Onondaga	7.6%
ESSA Bancorp, Inc. – PA	Monroe	9.3
Elmira Savings Bank – NY	Chemung	8.8
LSB Corp. – MA	Essex	9.7
Mayflower Bancorp, Inc. – MA	Plymouth	9.6
Newport Bancorp, Inc. – RI	Newport	11.5
Rome Bancorp, Inc. – NY	Oneida	7.5
TF Financial Corp. – PA	Bucks	7.2
WVS Financial Corp. – PA	Allegheny	7.2
Westfield Financial – MA	Hampden	10.6

(1)	Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5.	Dividends

At this time the Company has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

Nine out of the ten of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.71% to 5.12%. The average dividend yield on the stocks of the Peer Group institutions equaled 3.02% as of February 26, 2010. As of February 26, 2010, approximately 64% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.17%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

While the Company has not established a definitive dividend policy prior to converting, the Company will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization. On balance, we concluded that no adjustment was warranted for this factor.

6.	Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. Nine of the Peer Group members trade on the NASDAQ and one trades on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies ranged from $14.6 million to $247.3 million as of February 26, 2010, with average and median market values of $75.3 million and $51.5 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.9 million to 29.8 million, with average and median shares outstanding of 7.4 million and 4.2 million, respectively. The Company’s stock offering is expected to have a pro forma market value and shares outstanding that will be within the range of the Peer Group’s averages and medians. Like nine out of the ten Peer Group companies, the Company’s stock will be quoted on the NASDAQ following the stock offering. Overall, we anticipate that the Company’s public stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.

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IV.10

7.	Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as Peoples Federal Bancshares: (1) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history; and (3) the acquisition market for thrift franchises in Massachusetts. All three of these markets were considered in the valuation of the Company’s to-be-issued stock.

A.	The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters. The broader stock market started the third quarter of 2009 trending lower, with the Dow Jones Industrial Average (“DJIA”) falling to its lowest level in more than two months amid anxiety about second quarter earnings and a June employment report which showed more job losses than expected. Stocks rallied in mid-July on strong second quarter earnings reports, which included better-than-expected earnings posted by some bank bellwethers. The DJIA moved past 9000 going into late-July on more favorable earnings reports and a positive report for new home sales in June. Fueled by a growing belief that the recession was over and favorable unemployment data for July, the DJIA moved to a new high for 2009 in the first week of August. The broader stock market fluctuated in a narrow range

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IV.11

through mid-August, reflecting uncertainty over the sustainability of the economic recovery. Better-than-expected economic data for housing and consumer confidence sustained a positive trend in the stock market in late-August, with the DJIA moving to new highs for the year. The broader stock market faltered at the start of September 2009, as investors worried the summer rally would give way to a correction. Encouraging economic data led a rebound in the stock market moving into mid-September, which was followed by a pullback on disappointing housing data for August. Stocks spiked higher in late-September on news of some large merger deals. Despite closing lower at the end of September, the DJIA had its best third quarter since 1939 with a 15% gain for the quarter.

Stocks started October with a sell-off, as investors reacted negatively to economic data showing a slow down in manufacturing activity from August to September and more job losses than expected for September. Energy and material stocks led a stock market rally heading into mid-October, as stock markets rallied around the world. Good earnings reports from J.P. Morgan Chase and Intel pushed the DJIA above a 10000 close in mid-October. Mixed economic data and concerns of the sustainability of the recovery following the removal of the federal stimulus programs provided for volatile trading at the close of October. Stocks moved higher in early-November, with the DJIA topping 10000 again on renewed optimism about the economy aided by a report that manufacturing activity rose around the world in October. Expectations that interest rates and inflation would remain low, following a weaker than expected employment report for October, sustained the rally heading into mid-November. The DJIA hit new highs for the year in mid-November, as investors focused on upbeat earnings from major retailers, signs of economic growth in Asia and the Federal Reserve’s commitment to low interest rates. Stocks traded unevenly through the second half of November, reflecting investor uncertainty over the strength of the economic recovery and Dubai debt worries. Easing fears about the Dubai debt crisis, along with a favorable employment report for November, served to bolster stocks at the end of November and into early-December. Mixed economic data, including a better-than-expected increase in November retail sales and November wholesale inflation rising more than expected, sustained a narrow trading range for the broader stock

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market heading into mid-December. Worries about the state of European economies and the dollar’s surge upended stocks in mid-December. Helped by some positive economic data and acquisition deals in mining and health care, the DJIA posted gains for six consecutive sessions in late-December. Overall, the DJIA closed up 18.8% for 2009, which was 26.4% below its all time high.

Stocks started 2010 in positive territory on mounting evidence of a global manufacturing rebound, while mixed earnings reports provided for an up and down market in mid-January. The DJIA moved into negative territory for the year heading in into late-January, with financial stocks leading the market lower as the White House proposed new limits on the size and activities of big banks. Technology stocks led the broader market lower at the close of January, as disappointing economic reports dampened growth prospects for 2010. Concerns about the global economy and European default worries pressured stocks lower in early-February, as the DJIA closed below 10000 for the first time in three months. Upbeat corporate earnings and some favorable economic news out of Europe and China held stocks to rebound in mid-February. The positive trend in the broader stock market continued into the second half of February, as investors seized on mild inflation data and more signs that the U.S. economy was recovering. Weak economic data pulled stocks lower at the end of February, although the 2.6% increase in the DJIA for the month of February was its strongest showing since November. On February 26, 2010, the DJIA closed at 10325.26, an increase of 46.2% from one year ago and a decrease of 1.0% year-to-date, and the NASDAQ closed at 2238.26, an increase of 62.4% from one year ago and a decrease of 1.4% year-to-date. The Standard & Poor’s 500 Index closed at 1104.49 on February 26, 2010, an increase of 50.3% from one year ago and a decrease of 1.0% year-to-date.

The market for thrift stocks has been somewhat uneven in recent quarters, but in general has underperformed the broader stock market. Thrift stocks followed the broader market lower at the start of the third quarter of 2009, as a disappointing June employment report and uncertainty over forthcoming second quarter earnings reports

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weighed on the sector. Better-than-expected second quarter earnings results posted by some of the large banks fueled a mid-July rally in thrift stocks. Thrift socks traded unevenly heading into late-July, as trading for the sector was impacted by a mix of favorable and disappointing second quarter earnings reports. News that sales of new single-family houses were up in June boosted thrift stocks in late-July, with the upward trend being sustained into early-August on a more optimistic outlook for financial stocks as the economy showed more signs of pulling out of the recession. Thrift stocks pulled back in mid-August on profit taking and worries that earnings improvement could subside for financial stocks in general. Signs that the housing market was improving boosted thrifts stocks heading into late-August, which was followed by a slight pull back for the sector on concerns of more credit losses for thrifts and banks due to erosion in the commercial real estate market. A sell-off in the broader stock market and concerns of more credit losses for thrifts and banks due to erosion in the commercial real estate market pressured thrift stocks lower at the start of September 2009. Thrift stocks rebounded in mid-September on some positive comments regarding the level of loan loss reserves maintained by thrifts generally being in good shape. Concerns about the effects of a possible tightening by the Federal Reserve provided for a modest decline in thrift stocks heading into the close of the third quarter.

Some disappointing economic data pushed thrift stocks along with the broader market lower at the beginning of October. Thrift stocks rebounded modestly through mid-October, aided by a rally in the broader stock market and a strong earnings report from J.P. Morgan Chase. Concerns of more loan losses and a disappointing report on September new home sales provided for a modest retreat in thrift prices in late-October. After bouncing higher on a better-than-expected report for third quarter GDP growth, financial stocks led the broader market lower at the end of October in the face of a negative report on consumer spending. In contrast to the broader market, thrift stocks edged lower following the Federal Reserve’s early-November statement that it would leave the federal funds rate unchanged. Thrift stocks rebounded along with the broader market going into mid-November, following some positive reports on the economy and comments from the Federal Reserve that interest rates would remain low amid concerns that unemployment and troubles in commercial real estate would

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IV.14

weigh on the economic recovery. Fresh economic data that underscored expectations for a slow economic recovery and Dubai debt worries pushed thrift stocks lower during the second half of November. Financial stocks led a broader market rebound at the close of November and into early-December, which was supported by a favorable report for home sales in October and expectations that the Dubai debt crisis would have a limited impact on U.S. banks. The favorable employment report for November added to gains in the thrift sector in early-December. Financial stocks edged higher in mid-December on news that Citigroup was repaying TARP funds, which was followed by a pullback following a report that wholesale inflation rose more than expected in November and mid-December unemployment claims were higher than expected. More attractive valuations supported a snap-back rally in thrift stocks heading into late-December, which was followed by a narrow range for the thrift sector through year end. Overall, the SNL Index for all publicly-traded thrifts was down 10.2% in 2009, which reflects significant declines in the trading prices of several large publicly-traded thrifts during 2009 pursuant to reporting significant losses due to credit quality related deterioration.

Thrift stocks traded in a narrow range during the first few weeks of 2010, as investors awaited fourth quarter earnings reports that would provide further insight on credit quality trends. An unexpected jump in jobless claims and proposed restrictions by the White House on large banks depressed financial stocks in general heading into late-January. Amid mixed earnings reports, thrift stocks traded in a narrow range for the balance of January. Financial stocks led the broader market lower in early-February and then rebounded along with the broader market in mid-February on some positive economic data including signs that prices were rising in some large metropolitan areas. Mild inflation readings for wholesale and consumer prices in January sustained the upward trend in thrift stocks heading into the second half of February. Comments by the Federal Reserve Chairman that short-term interest rates were likely to remain low for at least several months helped thrift stocks to ease higher in late-February. On February 26, 2010, the SNL Index for all publicly-traded thrifts closed at 600.3, an increase of 18.2% from one year ago and an increase of 2.3% year-to-date.

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IV.15

B.	The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

The marketing for converting thrift issues turned more positive in the fourth quarter of 2009, as indicated by an increase in conversion activity and the relative success of those offerings. For the most part, the recent conversion offerings experienced healthy subscription takedowns and have traded above their IPO prices in initial trading activity. Consistent with the broader thrift market, conversion pricing reflects continued investor uncertainty over quality credit trends and the prospects that a strengthening economy will translate into improved real estate market conditions for residential and commercial properties.

As shown in Table 4.2, four standard conversions and two second-step conversions were completed during the past three months. The standard conversion offerings are considered to be more relevant for our analysis, which were all completed in January 2010. All four of the standard conversion offerings were closed at the top of their super ranges. The average closing pro forma price/tangible book ratio of the four recent standard conversion offerings equaled 54.6%. On average, the four standard

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Table 4.2

Pricing Characteristics and After-Market Trends

Recent Conversions Completed (Last Three Months)

Institutional Information			Pre-Conversion Data				Offering Information				Contribution to Charitable Found.		Insider Purchases
			Financial Info.		Asset Quality								% Off Incl. Fdn.
													Benefit Plans
Institution	Conver. Date	Ticker	Assets	Equity/ Assets	NPAs/ Assets	Res. Cov.	Gross Proc.	% Offered	% of Mid.	Exp./ Proc.	Form	% of Offering	ESOP	Recog. Plans	Stk Option	Mgmt.& Dirs.	Initial Dividend Yield
			($Mil)	(%)	(%)	(%)	($Mil.)	(%)	(%)	(%)		(%)	(%)	(%)	(%)	(%)(2)	(%)

Standard Conversions

OBA Financial Services, Inc., MD*	1/22/10	OBAF-NASDAQ	$358	10.90%	0.62%	67%	$46.3	100%	132%	3.1%	N.A.	N.A.	8.0%	4.0%	10.0%	3.8%	0.00%
OmniAmerican Bancorp, Inc., TX*	1/21/10	OABC-NASDAQ	$1,006	9.08%	1.47%	158%	$119.0	100%	132%	2.5%	N.A.	N.A.	8.0%	4.0%	10.0%	0.3%	0.00%
Versailles Financial Corp., OH	1/13/10	VERF-OTCBB	$43	17.89%	0.77%	83%	$4.3	100%	132%	14.0%	N.A.	N.A.	8.0%	4.0%	10.0%	23.7%	0.00%
Athens Bancshares, Inc., TN	1/7/10	AFCB-NASDAQ	$246	10.50%	1.04%	151%	$26.8	100%	134%	4.4%	N.A.	N.A.	8.0%	4.0%	10.0%	11.1%	0.00%

Averages - Standard Conversions:			$413	12.09%	0.98%	115%	$49.1	100%	133%	6.0%	N.A.	N.A.	8.0%	4.0%	10.0%	9.7%	0.00%
Medians - Standard Conversions:			$302	10.70%	0.91%	117%	$36.5	100%	132%	3.7%	N.A.	N.A.	8.0%	4.0%	10.0%	7.4%	0.00%

Second Step Conversions

Ocean Shore Holding Co., NJ*	12/21/09	OSHC-NASDAQ	$743	9.08%	0.36%	138%	$33.5	57%	85%	7.5%	N.A.	N.A.	6.8%	3.4%	8.5%	1.3%	2.50%
Northwest Bancshares, Inc.*	12/18/09	NWBI-NASDAQ	$7,134	9.18%	1.95%	54%	$688.8	62%	108%	3.8%	C/S	2.0%	4.0%	4.0%	10.2%	0.1%	3.91%

Averages - Second Step Conversions:			$3,938	9.13%	1.16%	96%	$361.1	60%	97%	5.6%	N.A.	N.A.	5.4%	3.7%	9.3%	0.7%	3.21%
Medians - Second Step Conversions:			$3,938	9.13%	1.16%	96%	$361.1	60%	97%	5.6%	N.A.	N.A.	5.4%	3.7%	9.3%	0.7%	3.21%

Mutual Holding Company Conversions

Averages - Mutual Holding Company Conversions:
Medians - Mutual Holding Company Conversions:

Averages - All Conversions:			$1,588	11.11%	1.04%	109%	$153.1	87%	121%	5.9%	NA	NA	7.1%	3.9%	9.8%	6.7%	1.07%
Medians - All Conversions:			$550	9.84%	0.91%	110%	$39.9	100%	132%	4.1%	NA	NA	8.0%	4.0%	10.0%	2.5%	0.00%

Institutional Information			Pro Forma Data							Post-IPO Pricing Trends
			Pricing Ratios(3)			Financial Charac.				Closing Price:
Institution	Conver. Date	Ticker	P/TB	Core P/E	P/A	Core ROA	TE/A	Core ROE	IPO Price	First Trading Day	% Change	After First Week(4)	% Change	After First Month(5)	% Change	Thru 2/26/10	% Change
			(%)	(x)	(%)	(%)	(%)	(%)	($)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Standard Conversions

OBA Financial Services, Inc., MD*	1/22/10	OBAF-NASDAQ	59.1%	NM	11.7%	-0.1%	19.7%	-0.5%	$10.00	$10.39	3.9%	$10.11	1.1%	$10.31	3.1%	$10.51	5.1%
OmniAmerican Bancorp, Inc., TX*	1/21/10	OABC-NASDAQ	61.7%	NM	10.7%	-0.3%	17.4%	-1.7%	$10.00	$11.85	18.5%	$11.32	13.2%	$10.99	9.9%	$10.91	9.1%
Versailles Financial Corp., OH	1/13/10	VERF-OTCBB	40.3%	30.12	9.6%	0.3%	23.7%	1.1%	$10.00	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%	$10.00	0.0%
Athens Bancshares, Inc., TN	1/7/10	AFCB-NASDAQ	57.4%	18.40	10.3%	0.6%	18.0%	3.1%	$10.00	$11.60	16.0%	$11.39	13.9%	$11.06	10.6%	$10.97	9.7%

Averages - Standard Conversions:			54.6%	24.26	10.6%	0.1%	19.7%	0.5%	$10.00	$10.96	9.6%	$10.71	7.05%	$10.59	5.90%	$10.60	5.98%
Medians - Standard Conversions:			58.3%	24.26	10.5%	0.1%	18.9%	0.3%	$10.00	$11.00	10.0%	$10.72	7.15%	$10.65	6.50%	$10.71	7.10%

Second Step Conversions

Ocean Shore Holding Co., NJ*	12/21/09	OSHC-NASDAQ	61.5%	11.11	7.6%	0.7%	12.3%	5.5%	$8.00	$8.60	7.5%	$8.98	12.3%	$9.05	13.1%	$10.46	30.8%
Northwest Bancshares, Inc.*	12/18/09	NWBI-NASDAQ	101.5%	20.3	14.3%	0.7%	14.4%	4.3%	$10.00	$11.35	13.5%	$11.30	13.0%	$11.40	14.0%	$11.82	18.2%

Averages - Second Step Conversions:			81.5%	15.7x	10.9%	0.7%	13.4%	4.9%	$9.00	$9.98	10.5%	$10.14	12.6%	$10.23	13.6%	$11.14	24.5%
Medians - Second Step Conversions:			81.5%	15.7x	10.9%	0.7%	13.4%	4.9%	$9.00	$9.98	10.5%	$10.14	12.6%	$10.23	13.6%	$11.14	24.5%

Mutual Holding Company Conversions

Averages Mutual Holding Company Conversions:
Medians - Mutual Holding Company Conversions:

Averages - All Conversions:			63.6%	$19.98	10.7%	0.3%	17.6%	2.0%	$9.67	$10.63	9.9%	$10.52	8.9%	$10.47	8.5%	$10.78	12.1%
Medians - All Conversions:			60.3%	$19.35	10.5%	0.4%	17.7%	2.1%	$10.00	$10.87	10.5%	$10.71	12.6%	$10.65	10.3%	$10.71	9.4%

Note: * - Appraisal performed by RP Financial; BOLD=RP Financial did the Conversion Business Plan. “NT” - Not Traded; “NA” - Not Applicable, Not Available; C/S-Cash/Stock.

(1)	Non-OTS regulated thrift.
(2)	As a percent of MHC offering for MHC transactions.
(3)	Does not take into account the adoption of SOP 93-6.
(4)	Latest price if offering is less than one week old.
(5)	Latest price if offering is more than one week but less than one month old.
(6)	Mutual holding company pro forma data on full conversion basis.
(7)	Simultaneously completed acquisition of another financial institution.
(8)	Simultaneously converted to a commercial bank charter.
(9)	Former credit union.

February 26, 2010

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

conversion offerings reflected price appreciation of 7.1% and 5.9% after the first week and first month of trading, respectively. As of February 26, 2010, the four recent standard conversion offerings reflected average price appreciation of 6.0%.

Shown in Table 4.3 are the current pricing ratios for the five companies that have completed fully-converted offerings during the past three months and are traded on NASDAQ or an Exchange. Two of the offering were second-step conversions, which tend to be priced higher on a P/TB basis relative to full standard conversion offerings. The current average P/TB ratio of the publicly-traded recent conversions equaled 77.48% and the current average P/TB ratio of the three standard conversion offering included in Table 4.3 equaled 64.12%.

C.	The Acquisition Market

Also considered in the valuation was the potential impact on Peoples Federal Bancshares’ stock price of recently completed and pending acquisitions of other thrift institutions operating in Massachusetts. As shown in Exhibit IV-4, there were 17 Massachusetts thrift acquisitions completed from the beginning of 2006 through February 26, 2010, and there are currently no acquisitions pending of a Massachusetts savings institution. The recent acquisition activity involving Massachusetts savings institutions may imply a certain degree of acquisition speculation for the Company’s stock. To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which operate in markets that have experienced a comparable level of acquisition activity as the Company’s market and, thus, are subject to the same type of acquisition speculation that may influence Peoples Federal Bancshares’ stock. However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation in Peoples Federal Bancshares’ stock would tend to be less compared to the stocks of the Peer Group companies.

* * * * * * * * * * *

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Table 4.3

Market Pricing Comparatives

Prices As of February 26, 2010

		Market		Per Share Data							Dividends(4)			Financial Characteristics(6)
		Capitalization		Core	Book	Pricing Ratios(3)					Amount/ Share	Yield	Payout Ratio(5)	Total Assets	Equity/ Assets	Tang Eq/ Assets	NPAs/ Assets	Reported		Core
Financial Institution		Price/ Share(1)	Market Value	12 Month EPS(2)	Value/ Share	P/E	P/B	P/A	P/TB	P/Core								ROA	ROE	ROA	ROE
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)	($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)

All Public Companies		$9.74	$298.86	$(0.11)	$12.35	18.29x	82.69%	10.09%	91.50%	19.96x	$0.26	2.17%	33.18%	$2,705	11.36%	10.58%	3.24%	-0.14%	-0.42%	-0.14%	-0.69%
Converted Last 3 Months (no MHC)		$10.93	$318.64	$0.25	$15.09	25.92x	74.42%	12.31%	77.48%	22.26x	$0.13	1.14%	20.69%	$2,114	6.47%	6.09%	1.03%	0.24%	3.61%	0.28%	3.52%

Converted Last 3 Months (no MHC)
AFCB	Athens Bancshares, Inc. of TN	$10.97	$30.47	$0.54	$17.42	20.31x	62.97%	11.35%	62.97%	20.31x	$0.00	0.00%	0.00%	$269	0.00%	0.00%	NA	0.56%	NM	0.56%	NM
NWBI	Northwest Bancshares Inc. of PA	$11.82	$1,307.79	$0.37	$11.90	39.40x	99.33%	16.30%	114.65%	31.95x	$0.40	3.38%	NM	$8,025	16.41%	14.53%	1.81%	0.46%	4.32%	0.57%	5.33%
OBAF	OBA Financial Serv. Inc. of MD	$10.51	$48.65	$(0.09)	$16.92	NM	62.12%	12.25%	62.12%	NM	$0.00	0.00%	NM	$397	0.00%	0.00%	NA	-0.30%	NM	-0.10%	NM
OSHC	Ocean Shore Holding Co. of NJ	$10.46	$76.44	$0.72	$13.01	18.03x	80.40%	9.92%	80.40%	14.53x	$0.24	2.29%	41.38%	$770	7.69%	7.69%	0.25%	0.55%	7.15%	0.68%	8.88%
OABC	OmniAmerican Bancorp Inc. of TX	$10.91	$129.86	$(0.28)	$16.22	NM	67.26%	11.72%	67.26%	NM	$0.00	0.00%	NM	$1,108	8.23%	8.23%	NA	-0.05%	-0.65%	-0.30%	-3.66%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2009 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.	Management

The Company’s management team appears to have experience and expertise in all of the key areas of the Company’s operations. Exhibit IV-5 provides summary resumes of the Company’s Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure. The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, equity positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.	Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted OTS regulated institution, Peoples Federal Bancshares will operate in substantially the same regulatory environment as the Peer Group members — all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank’s pro forma regulatory capital ratios. On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

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IV.20

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	No Adjustment
Asset Growth	Slight Upward
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	No Adjustment
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock — price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and expenses (summarized in Exhibits IV-7 and IV-8).

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

•

P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company’s and the Peer Group’s operating strategies, earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

same time, since reported earnings for both the Company and the Peer Group included certain non-recurring items, we also made adjustments to earnings to arrive at core earnings estimates for the Company and the Peer Group and resulting price/core earnings ratios.

•

P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a useful indicator of pro forma value, taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

•

P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Company will adopt Statement of Position (“SOP”) 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above and the dilutive impact of the stock contribution to the Foundation, RP Financial concluded that, as of February 26, 2010, the pro forma market value of Peoples Federal Bancshares’ conversion stock was $54,000,000 at the midpoint, equal to 5,400,000 shares at $10.00 per share.

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IV.22

1. Price-to-Earnings (“P/E”). The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company’s reported earnings equaled $2.596 million for the twelve months ended December 31, 2009. In deriving Peoples Federal Bancshares’ core earnings, the only adjustments made to reported earnings were to eliminate gains on sale of loans and gains on sale of investment securities, which equaled $379,000 and $418,000, respectively, for the twelve months ended December 31, 2009. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 40.2% for the earnings adjustments, the Company’s core earnings were determined to equal $2.119 million for the twelve months ended December 31, 2009. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

Amount
($000)

Net income(loss)	$2,596
Deduct: Gain on sale of loans(1)	(227)
Deduct: Gain on sale of investment securities(1)	(250)

Core earnings estimate	$2,119

(1)	Tax effected at 40.2%.

Based on the Company’s reported and estimated core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $54.0 million midpoint value equaled 25.65 times and 33.17 times, respectively, which provided for premiums of 74.1% and 73.2% relative to the Peer Group’s average reported and core P/E multiples of 14.73 times and 19.15 times, respectively (see Table 4.4). In comparison to the Peer Group’s median reported and core earnings multiples which equaled 11.90 times and 19.43 times, respectively, the Company’s pro forma reported and core P/E multiples at the midpoint value indicated premiums of 115.5% and 70.7%, respectively.

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Table 4.4

Public Market Pricing

Peoples Federal Bancshares, Inc. and the Comparables

As of February 26, 2010

		Market Capitalization		Per Share Data
				Core	Book						Dividends(4)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout
		Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Peoples Federal Bancshares
Superrange		$10.00	$71.42	$0.21	$15.33	36.61x	65.23%	13.21%	65.23%	48.46x	$0.00	0.00%	0.00%
Maximum		$10.00	$62.10	$0.25	$16.39	30.54x	61.01%	11.65%	61.01%	39.90x	$0.00	0.00%	0.00%
Midpoint		$10.00	$54.00	$0.30	$17.61	25.65x	56.79%	10.26%	56.79%	33.17x	$0.00	0.00%	0.00%
Minimum		$10.00	$45.90	$0.37	$19.25	21.09x	51.95%	8.84%	51.95%	27.00x	$0.00	0.00%	0.00%

All Non-MHC Public Companies (7)
Averages		$9.79	$353.88	$(0.18)	$13.78	17.79x	70.60%	8.16%	79.28%	18.55x	$0.26	2.17%	32.84%
Medians		$9.83	$49.38	$0.13	$13.04	15.97x	70.70%	6.52%	77.13%	16.19x	$0.20	1.97%	0.00%

All Non-MHC State of MA(7)
Averages		$13.03	$168.65	$0.43	$15.58	19.89x	86.54%	11.89%	94.40%	23.76x	$0.29	2.18%	29.39%
Medians		$11.04	$83.71	$0.23	$13.44	12.71x	86.07%	10.76%	93.36%	27.70x	$0.22	2.40%	0.00%

Comparable Group Averages
Averages		$11.71	$75.33	$0.81	$14.27	14.73x	84.34%	10.31%	89.61%	19.15x	$0.37	3.02%	30.79%
Medians		$11.71	$51.46	$0.59	$13.57	11.90x	87.23%	7.35%	89.87%	19.43x	$0.26	2.92%	34.63%

Comparable Group
BFED	Beacon Federal Bancorp of NY	$9.00	$58.87	$1.12	$15.40	9.57x	58.44%	5.50%	58.44%	8.04x	$0.20	2.22%	21.28%
ESSA	ESSA Bancorp, Inc. of PA	$11.70	$165.25	$0.38	$12.90	30.00x	90.70%	15.98%	90.70%	30.79x	$0.20	1.71%	51.28%
ESBK	Elmira Savings Bank, FSB of NY	$15.61	$29.96	$1.80	$18.72	6.76x	83.39%	5.92%	131.40%	8.67x	$0.80	5.12%	34.63%
LSBX	LSB Corp. of No. Andover MA	$11.72	$52.82	$1.49	$13.72	7.28x	85.42%	6.55%	85.42%	7.87x	$0.28	2.39%	17.39%
MFLR	Mayflower Bancorp, Inc. of MA	$6.99	$14.55	$0.28	$9.78	12.71x	71.47%	5.92%	71.47%	24.96x	$0.24	3.43%	43.64%
NFSB	Newport Bancorp, Inc. of RI	$11.95	$45.77	$0.23	$13.42	NM	89.05%	9.97%	89.05%	NM	$0.00	0.00%	0.00%
ROME	Rome Bancorp, Inc. of Rome NY	$8.55	$58.58	$0.44	$8.81	19.00x	97.05%	17.76%	97.05%	19.43x	$0.36	4.21%	NM
THRD	TF Financial Corp. of Newtown PA	$18.75	$50.10	$1.42	$26.81	11.09x	69.94%	7.02%	74.67%	13.20x	$0.80	4.27%	47.34%
WVFC	WVS Financial Corp. of PA	$14.55	$30.06	$0.73	$14.86	21.40x	97.91%	7.68%	97.91%	19.93x	$0.64	4.40%	NM
WFD	Westfield Financial Inc. of MA	$8.29	$247.30	$0.21	$8.29	NM	100.00%	20.76%	100.00%	39.48x	$0.20	2.41%	NM

		Financial Characteristics(6)
		Total	Equity/	Tang Eq/	NPAs/	Reported		Core		Offering
		Assets	Assets	Assets	Assets	ROA	ROE	ROA	ROE	Size
		($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	($Mil)
Peoples Federal Bancshares
Superrange		$541	20.25%	20.25%	0.97%	0.36%	1.78%	0.27%	1.35%	$66.1
Maximum		$533	19.10%	19.10%	0.98%	0.38%	2.00%	0.29%	1.53%	$57.5
Midpoint		$526	18.07%	18.07%	1.00%	0.40%	2.21%	0.31%	1.71%	$50.0
Minimum		$519	17.01%	17.01%	1.01%	0.42%	2.46%	0.33%	1.92%	$42.5

All Non-MHC Public Companies (7)
Averages		$3,033	10.89%	10.07%	3.40%	-0.21%	-0.58%	-0.24%	-1.26%
Medians		$899	9.31%	8.64%	2.82%	0.21%	2.09%	0.10%	1.14%

All Non-MHC State of MA(7)
Averages		$1,238	13.47%	12.62%	1.50%	0.19%	2.16%	0.26%	2.55%
Medians		$936	13.53%	10.91%	0.93%	0.36%	2.13%	0.25%	2.30%

Comparable Group Averages
Averages		$675	12.36%	12.07%	0.53%	0.59%	5.37%	0.56%	4.91%
Medians		$610	10.39%	9.44%	0.58%	0.56%	5.47%	0.53%	4.94%

Comparable Group
BFED	Beacon Federal Bancorp of NY	$1,070	9.42%	9.42%	NA	0.59%	6.15%	0.71%	7.33%
ESSA	ESSA Bancorp, Inc. of PA	$1,034	17.62%	17.62%	NA	0.53%	2.94%	0.51%	2.87%
ESBK	Elmira Savings Bank, FSB of NY	$506	10.73%	8.35%	NA	0.91%	8.82%	0.71%	6.87%
LSBX	LSB Corp. of No. Andover MA	$807	9.46%	9.46%	NA	0.94%	10.46%	0.87%	9.68%
MFLR	Mayflower Bancorp, Inc. of MA	$246	8.28%	8.28%	NA	0.46%	5.80%	0.24%	2.95%
NFSB	Newport Bancorp, Inc. of RI	$459	11.20%	11.20%	NA	0.15%	1.31%	0.20%	1.68%
ROME	Rome Bancorp, Inc. of Rome NY	$330	18.30%	18.30%	0.58%	0.92%	5.14%	0.90%	5.03%
THRD	TF Financial Corp. of Newtown PA	$714	10.04%	9.46%	NA	0.63%	6.44%	0.53%	5.41%
WVFC	WVS Financial Corp. of PA	$392	7.84%	7.84%	0.42%	0.34%	4.52%	0.36%	4.85%
WFD	Westfield Financial Inc. of MA	$1,191	20.76%	20.76%	0.60%	0.46%	2.09%	0.54%	2.44%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2010 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.24

At the top of the super range, the Company’s reported and core P/E multiples equaled 36.61 times and 48.46 times, respectively. In comparison to the Peer Group’s average reported and core P/E multiples, the Company’s P/E multiples at the top of the super range reflected premiums of 148.5% and 153.1%, respectively. In comparison to the Peer Group’s median reported and core P/E multiples, the Company’s P/E multiples at the top of the super range reflected premiums of 207.6% and 149.5%, respectively.

2. Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value. Based on the $54.0 million midpoint valuation, the Company’s pro forma P/B and P/TB ratios both equaled 56.79%. In comparison to the average P/B and P/TB ratios for the Peer Group of 84.34% and 89.61%, the Company’s ratios reflected a discount of 32.7% on a P/B basis and a discount of 36.6% on a P/TB basis. In comparison to the Peer Group’s median P/B and P/TB ratios of 87.23% and 89.87%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 34.9% and 36.8%, respectively. At the top of the super range, the Company’s P/B and P/TB ratios both equaled 65.23%. In comparison to the Peer Group’s average P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 22.7% and 27.2%, respectively. In comparison to the Peer Group’s median P/B and P/TB ratios, the Company’s P/B and P/TB ratios at the top of the super range reflected discounts of 25.2% and of 27.4%, respectively. RP Financial considered the discounts under the P/B approach to be reasonable, given the nature of the calculation of the P/B ratio which mathematically results in a ratio discounted to book value. The discounts reflected under the P/B approach were also supported by the premiums reflected in the Company’s P/E multiples.

3. Price-to-Assets (“P/A”). The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the $54.0 million midpoint of the valuation

RP® Financial, LC.	VALUATION ANALYSIS
IV.25

range, the Company’s value equaled 10.26% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio of 10.31%, which implies a discount of 0.5% has been applied to the Company’s pro forma P/A ratio. In comparison to the Peer Group’s median P/A ratio of 7.35%, the Company’s pro forma P/A ratio at the midpoint value reflects a premium of 39.6%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). As discussed previously, four standard conversion offerings were completed during the past three months. In comparison to the 54.6% average closing forma P/TB ratio of the recent standard conversions, the Company’s P/TB ratio of 56.8% at the midpoint value reflects an implied premium of 4.0%. At the top of the superrange, the Company’s P/TB ratio of 65.2% reflects an implied premium of 19.4% relative to the recent standard conversions. The current average P/TB ratio of the three recent standard conversions that are publicly-traded equaled 64.1%, based on closing stock prices as of February 26, 2010. In comparison to the current average P/TB ratio of the recent publicly-traded standard conversions, the Company’s P/TB ratio at the midpoint value reflects an implied discount of 11.4% and at the top of the superrange reflects an implied premium of 1.7%.

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of February 26, 2010, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, including shares to be issued to the Foundation, equaled $54,000,000 at the midpoint, equal to 5,400,000 shares offered at a per share value of

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IV.28

$10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $45,900,000 and a maximum value of $62,100,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 4,590,000 at the minimum and 6,210,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $71,415,000 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 7,141,500. Based on this valuation range, the offering range is as follows: $42,500,000 at the minimum, $50,000,000 at the midpoint, $57,500,000 at the maximum and $66,125,000 at the supermaximum. Based on the $10.00 per share offering price, the number of offering shares is as follows: 4,250,000 at the minimum, 5,000,000 at the midpoint, 5,750,000 at the maximum and 6,612,500 at the supermaximum. The pro forma valuation calculations relative to the Peer Group are shown in Table 4.4 and are detailed in Exhibit IV-7 and Exhibit IV-8.